Exhibit 10.2

REIMBURSEMENT AGREEMENT
among
ENDEAVOUR INTERNATIONAL CORPORATION,
as Holdings

ENDEAVOUR ENERGY UK LIMITED,
as the Payer,

NEW PEARL S.à R.L.,
as Payee
and
CYAN PARTNERS, LP,
as Collateral Agent

Dated as of May 31, 2012

TABLE OF CONTENTS

PAGE

Section 1.	Definitions and Accounting Terms	1
1.01	Defined Terms	1
Section 2.	Reimbursement by the Payer	28
2.01	LC Issuance Documents	28
2.02	Reimbursement Obligations	28
2.03	Release of Payee Cash Collateral	29
Section 3.	Payment of Fees	29
Section 4.	Payments	30
4.01	Method and Place of Payment	30
4.02	Tax Gross-Up and Indemnities	31
Section 5.	Conditions Precedent to the Effective Date	33
5.01	Officer’s Certificate	34
5.02	Company Documents; Proceedings; etc	34
5.03	Consummation of the Refinancing	34
5.04	Adverse Change, Approvals	35
5.05	Litigation	35
5.06	Amendment to Existing Credit Agreement; Security Documents	35
5.07	Financial Statements	36
5.08	Deliverables	36
5.09	Escrow Release Date	36
5.10	Payee Loan Agreement	37
5.11	Fees, etc	37
5.12	No Default; Representations and Warranties	37
5.13	Service of Process	37
Section 6.	Representations, Warranties and Agreements	37
6.01	Company Status	37
6.02	Power and Authority	37
6.03	No Violation	38
6.04	Approvals	38

6.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections 38

6.06	Litigation	40
6.07	True and Complete Disclosure	40
6.08	Tax Returns and Payments	40
6.09	Compliance with ERISA	41
6.10	Security Documents	42
6.11	Properties	43
6.12	Capitalization	44
6.13	Subsidiaries	45
6.14	Compliance with Statutes, etc	45
6.15	Investment Company Act	45
6.16	Environmental Matters	45
6.17	Employment and Labor Relations	46
6.18	Intellectual Property, etc	47
6.19	Indebtedness	47
6.20	Insurance	47
6.21	Holding Company	47
6.22	Immaterial Subsidiaries	48
Section 7.	Affirmative Covenants	48
7.01	Information Covenants	48
7.02	Books, Records and Inspections; Annual Meetings	51
7.03	Maintenance of Property; Insurance	51
7.04	Existence; Franchises; Oil and Gas Properties	52
7.05	Compliance with Statutes, etc	53
7.06	Compliance with Environmental Laws	53
7.07	ERISA	54
7.08	End of Fiscal Years; Fiscal Quarters	56
7.09	Performance of Obligations	56
7.10	Payment of Taxes	56
7.11	Additional Security; Further Assurances; etc	56
7.12	Ownership of Subsidiaries; etc	58
7.13	Qualified Preferred Stock	58
7.14	Maintenance of Company Separateness	58
7.15	Permitted Acquisitions	58
7.16	Project Documents, etc	59
7.17	Oil and Gas Properties	59
7.18	Post-Closing Obligations	60
Section 8.	Negative Covenants	60
8.01	Liens	60
8.02	Consolidation, Merger, Purchase or Sale of Assets, etc	64
8.03	Dividends	66
8.04	Indebtedness	67
8.05	Advances, Investments and Loans	69
8.06	Transactions with Affiliates	71

8.07 Limitations on Prepayments of Junior Financing; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc 71

8.08	Limitation on Certain Restrictions on Subsidiaries	72
8.09	Limitation on Issuance of Equity Interests	73
8.10	Business	74
8.11	Limitation on Creation of Subsidiaries	74
8.12	Limitation on Commodity Hedging	74
8.13	Elections	75
8.14	LC Documents	75
Section 9.	Events of Default	75
9.01	Payments	75
9.02	Representations, etc	75
9.03	Covenants	75
9.04	Default Under Other Agreements	75
9.05	Bankruptcy, etc	76
9.06	ERISA	76
9.07	Security Documents	77
9.08	Guaranties	77
9.09	Judgments	77
9.10	Nationalization	77
9.11	Project Documents	77
9.12	Change of Control	78
Section 10.	The Collateral Agent	78
10.01	Appointment	79
10.02	Nature of Duties	79
10.03	Lack of Reliance on the Collateral Agent	79
10.04	Certain Rights of the Collateral Agent	80
10.05	Reliance	80
10.06	Indemnification	80
10.07	Collateral Agent in its Individual Capacity	81
10.08	Resignation by the Collateral Agent	81
10.09	Delegation of Duties	81
10.10	Collateral Matters	82
10.11	Delivery of Information	82
Section 11.	Miscellaneous	83
11.01	Payment of Expenses, etc	83
11.02	Notices	84
11.03	Benefit of the Agreement; Assignments; Participations	85
11.04	No Waiver; Remedies Cumulative	85
11.05	Calculations; Computations	85

11.06 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL 85

11.07	Counterparts	87
11.08	Headings Descriptive	87
11.09	Amendment or Waiver; etc	87
11.10	Survival	87
11.11	Confidentiality	87
11.12	Process Agent	88
11.13	Judgment Currency	89
11.14	Maximum Lawful Rate	89
Section 12.	Holdings Guaranty	90
12.01	Guaranty	90
12.02	Bankruptcy	90
12.03	Nature of Liability	90
12.04	Independent Obligation	90
12.05	Authorization	91
12.06	Reliance	92
12.07	Subordination	92
12.08	Waiver	92
12.09	Payments	93
12.10	Maximum Liability	93

SCHEDULE 1.01(b)	Subsidiary Guarantors
SCHEDULE 5.09(g)	Accounts
SCHEDULE 6.09(a)	Plans
SCHEDULE 6.11(a)	Leased Real Property
SCHEDULE 6.11(b)	Oil and Gas Properties
SCHEDULE 6.12	Capitalization
SCHEDULE 6.13	Subsidiaries
SCHEDULE 6.19	Existing Indebtedness
SCHEDULE 6.20	Insurance
SCHEDULE 8.01(c)	Existing Liens
SCHEDULE 8.05(c)	Existing Investments
SCHEDULE 8.08	Existing Encumbrances or Restrictions
EXHIBIT A	Form of Notice to Post Collateral
EXHIBIT B	Form of Solvency Certificate
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Letter of Credit
EXHIBIT E	Form of LC Issuance Agreement
EXHIBIT F-1	Form of Officer’s Certificate (U.S.)
EXHIBIT F-2	Form of Officer’s Certificate (English)

REIMBURSEMENT AGREEMENT, dated as of May 31, 2012, among Endeavour International Corporation, a Nevada corporation (“Holdings”), Endeavour Energy UK Limited, a United Kingdom private limited company (the “Payer”), New Pearl S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under Luxembourg law with registered office at 40 avenue Monterey, L-2163 Luxembourg, pending registration with the Luxembourg Register of Commerce and Companies and having a share capital of $15,700 (“Payee”) and Cyan Partners, LP, as Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein and the other Reimbursement Documents, the Payer shall, on the date hereof: (i) enter into an agreement with BNP Paribas (the “LC Bank”) pursuant to which the Payer (in its capacity as the “LC Party” thereunder, the “LC Party”) will instruct the LC Bank to issue Letters of Credit for the benefit of The Law Debenture Trust Corporation p.l.c.; and (ii) Payee will place in an account secured in favor of the LC Bank $119,688,700.00 as Cash Collateral in order to secure the reimbursement of amounts which may be drawn under the Letters of Credit. The Letters of Credit are to be issued to support the decommissioning liabilities of the Payer and shall be fully released on or prior to the LC Release Date.

WHEREAS, in consideration of Payee agreeing to provide $119,688,700.00 as Cash Collateral in order to secure the reimbursement of amounts which may be drawn under the Letters of Credit, the Payer and Holdings have agreed to reimburse Payee for certain payments made in connection with the LC Issuance Documents. If a Letter of Credit is drawn, the Payer shall provide cash cover to reimburse the Payee in an amount equal to the U.S. Dollar equivalent (using the Fixed Exchange Rate) for such amount of the Cash Collateral as is applied by the LC Bank upon such drawing.

WHEREAS, the Payer and the Payee desire to enter into this Agreement to document, among other things, the terms governing such reimbursement arrangement. Holdings is entering into this Agreement in its capacity as guarantor in respect of the obligations of the Payer to the Payee under this Agreement.

NOW, THEREFORE, IT IS AGREED:
SECTION 1.	Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2016 Convertible Senior Notes” shall mean the Endeavour Energy Luxembourg S.àr.l.’s 11.5% Guaranteed Convertible Senior Bonds due 2016 issued pursuant to the 2016 Convertible Senior Notes Trust Deed, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2016 Convertible Senior Notes Trust Deed” shall mean the trust deed pursuant to which the 2016 Convertible Senior Notes were issued, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2014 Senior Subordinated Notes” shall mean Holdings’ 12% Senior Subordinated Notes due 2014 issued pursuant to the 2014 Senior Subordinated Notes Agreement, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2014 Senior Subordinated Notes Agreement” shall mean the note agreement pursuant to which the 2014 Senior Subordinated Notes were issued, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2P Reserve Value” shall mean, as of any date determination with respect to Proved Reserves and Probable Reserves, in each case of Holdings and its Subsidiaries, the sum of (a) the PV-10 Value of such Proved Reserves as of such date plus (b) the Probable Reserve Value of such Probable Reserves as of such date.

“2P Reserves” shall mean the sum of Proved Reserves and Probable Reserves.

“Acquired Entity or Business” shall mean either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings or (b) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary Guarantor (or shall be merged with and into the Payer or a Wholly-Owned Subsidiary Guarantor, with the Payer or the Wholly-Owned Subsidiary Guarantor being the surviving or continuing Person).

“Additional Guarantor Requirement” shall have the meaning provided in Section 7.11(c).

“Additional Security Documents” shall have the meaning provided in Section 7.11(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Payee or any of its Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the Fair Market Value of Holdings Common Stock issued (or to be issued) as consideration in connection with such Permitted Acquisition (including, without limitation, Holdings Common Stock which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by the senior management of Holdings)), (b) the aggregate amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of Holdings or any of its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by Holdings), (c) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition, (d) the aggregate liquidation preference of all Qualified Preferred Stock of Holdings issued or to be issued as consideration in connection with such proposed Permitted Acquisition (including, without limitation, Qualified Preferred Stock of Holdings which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by Holdings)) and (e) the Fair Market Value of all other consideration paid (or to be paid) in connection with such Permitted Acquisition.

“Agreement” shall mean this Reimbursement Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Alba Acquisition” shall mean the acquisition of the Alba Interest pursuant to the COP Acquisition Agreement (as in effect on the date hereof).

“Alba Interest” shall have the meaning assigned to such term in the COP Acquisition Agreement.

“Asset Sale” shall mean any direct or indirect sale, transfer, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or a Wholly-Owned Subsidiary Guarantor of any property or asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales of assets pursuant to Sections 8.02(b), 8.02(c), 8.02(d), 8.02(i), 8.02(l), 8.02(j), 8.02(k), and 8.02(m).

“Attributable Indebtedness” in respect of a sale-leaseback transaction shall mean, as at the time of determination, the present value of the total obligations of the lessee for rental/lease payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale-leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Authorization” shall mean an authorization, consent, permit, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized Officer” shall mean, with respect to (a) delivering the Notice to Post Collateral and similar notices, any person or persons that has or have been authorized by the Board of Directors of Holdings or the Payer to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Payee, (b) delivering financial information and officer’s certificates (including certificates described in Section 7.01(e) pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Holdings or the Payer, as applicable, and (c) any other matter in connection with this Agreement or any other Reimbursement Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Payer, as applicable.

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any jurisdiction outside of the United States or any State thereof.

“Business Day” shall mean for all purposes, any day except Saturday, Sunday and any day which shall be in New York, New York or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP (excluding Permitted Acquisitions and Permitted Business Investments whether or not capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Collateral” shall mean the amounts credited by the Payee and Payer to accounts for the benefit of the LC Bank pursuant to the Cash Collateral Pledges to secure repayment of amounts paid by the LC Bank under the Letters of Credit which, after giving effect to the funding of such accounts on the Effective Date, will be in the aggregate amount of £77,040,000.

“Cash Collateral Pledges” shall mean the pledges of deposit and pledge/mortgage declarations with respect to the Cash Collateral each dated as of the date of this Agreement between (a) the Payer and the LC Bank and (b) Payee and the LC Bank.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in Pounds comparable in credit quality and tenor to those referred to above and customarily used by companies for cash management purposes in the United Kingdom to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Change in Law” shall have the meaning provided in Section 9.06.

“Change of Control” shall mean (a) Holdings shall at any time cease to own (beneficially and of record), directly or indirectly, 100% of the Equity Interests of the Payer, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 45% or more on a fully diluted basis of the economic or voting interests in Holdings’ capital stock, (c) Continuing Directors shall at any time cease to constitute a majority of the Board of Directors of Holdings or (d) a “change of control” or similar event the occurrence of which gives rise to a mandatory prepayment or redemption, required offer to purchase or an event of default shall occur as provided in any Permitted Junior Debt (or any documentation governing same) or any Qualified Preferred Stock (or the documentation governing the same).

“Class C Convertible Preferred Stock” shall mean Holdings’ Series C Preferred Stock with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations promulgated thereunder.

“Collateral” shall mean all property (whether real or personal, tangible or intangible) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Collateral under and as defined in each Security Document; provided that “Collateral” shall not include any Excluded Assets.

“Collateral Agent” shall mean Cyan Partners, LP (or its designee, including any Person designated pursuant to Section 10.08(e)), in its capacity as Collateral Agent for Payee hereunder and the other Reimbursement Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 10.08.

“Collateral Assignment” shall mean the Collateral Assignment of Reimbursement Agreement dated on or about the date of this Agreement between the Payee and the Collateral Agent.

“Commodity Hedging Agreement” shall mean a commodity price risk management agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lower of (i) the maximum amount of such Contingent Obligation pursuant to the agreement or instrument under which such Contingent Obligation is created and (ii) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the Effective Date and each other director if such director’s nomination for election to the Board of Directors is recommended by a majority of the then Continuing Directors.

“COP Acquisition Agreement” shall mean the Sale and Purchase Agreement dated as of December 23, 2011 among ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, as sellers, and Payer, as buyer.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“De Minimus Guaranteed Amount” shall mean a principal amount of Indebtedness of $5,000,000.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments (other than in the ordinary course of business, consistent with past practices) made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Dutch Sector” shall mean the jurisdiction of The Netherlands commonly referred to as the Dutch Sector – North Sea.

“Dutch Subsidiaries” shall mean and include each of Endeavour International Holding B.V. and Endeavour Energy Netherlands B.V.

“Effective Date” shall have the meaning provided in Section 5.

“Employee Benefit Plans” shall mean, collectively, all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, sponsored, maintained, or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries, or any ERISA Affiliate for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described herein is in the possession of Holdings, and/or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan).

“Endeavour Party” shall mean Holdings, the Payer and each other Person (other than the Collateral Agent or any other Secured Party) party to any Security Documents or Guaranty.

“English Charge Over Shares” shall mean that certain Charge Over Shares, dated as of April 12, 2012, between Endeavour Energy North Sea, L.P. and the Collateral Agent.

“English Debenture” shall mean that certain Debenture, dated as of April 12, 2012 between the Payer and the Collateral Agent.

“English Security Documents” shall mean and include (i) the English Charge Over Shares and (ii) the English Debenture.

“Environmental Law” shall mean any applicable Federal, state, local, UK or other non-U.S. law (including common law), rule, regulation, ordinance, code, directive, judgment or order now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, relating to the protection of the environment or of human health and safety (to the extent such health and safety relate to exposure to Hazardous Materials), or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“EOC” shall mean Endeavour Operating Corporation, a Delaware corporation.

“Equity Interests” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents of or interest in (however designated and whether or not voting) corporate stock of such Person, including each class of common stock and preferred stock of such Person, (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and (iii) any warrants, rights or options to purchase any of the instruments or interests referred to in the preceding clauses (i) or (ii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings and/or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure of any Plan to satisfy the minimum funding standards, if any, applicable to that Plan for a Plan year under Section 412 of the Code or Section 302 of ERISA or a Plan’s application for a waiver of such minimum funding standards pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; (c) the arising of a lien or encumbrance under Section 4068 of ERISA; (d) a determination that any Plan is, or is expected to be, in at-risk status under Section 430(i) of the Code or Section 303(i) of ERISA; (e) the incurrence by Holdings, any of its Subsidiaries, or an ERISA affiliate of material liability (including any indirect, contingent, or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code; (f) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC to terminate or appoint a trustee to administer any Plan pursuant to Title IV of ERISA; (g) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the complete or partial withdrawal of Holdings, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan that gives rise to, or is expected to give rise to a liability under Section 4201 of ERISA, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by Holdings, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, any Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or (i) the knowledge of Holdings of a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary (as defined in Section 3(21) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any Plan for which Holdings or any of its Subsidiaries is reasonably expected to incur a material liability.

“Escrow Agent” shall mean Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement, or any successor.

“Escrow Agreement” shall mean the Escrow Agreement dated as of February 23, 2012 among Citigroup Global Markets Inc., as representative of the several initial purchasers of the Indenture Notes, Holdings, EOC, Wilmington Trust, National Association, as trustee under the Second Priority Notes Indenture, Wells Fargo Bank, National Association, as collateral agent under the Indentures, as Escrow Agent and as trustee under the First Priority Notes Indenture.

“Escrow Release Date” shall have the meaning assigned such term in the Existing Credit Agreement as amended on the date hereof.

“Estimated Administration Costs” shall have the meaning provided in Section 3.02.

“Event of Default” shall have the meaning provided in Section 9.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean, on any day, with respect to any currency other than Dollars, the noon buying rate in New York City for such currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Excluded Asset” shall mean any Indenture Collateral.

“Existing Credit Agreement” shall mean (i) that certain Credit Agreement, dated April 12, 2012, among Holdings, Payer, Cyan Partners, LP, as administrative agent, and the lenders from time to time party thereto.

“Existing Credit Agreement Amendment” shall mean that certain First Amendment to the Credit Agreement, U.S. Security Agreement and Subsidiaries Guaranty, dated as of the date hereof, by and among each Endeavor Party, each Subsidiary Guarantor, Cyan Partners, LP as administrative agent and collateral agent under the Existing Credit Agreement and the lenders party thereto.

“Existing Indebtedness” shall have the meaning provided in Section 5.03(c).

“Existing Term Loan Credit Agreement” shall mean that certain Credit Agreement, dated as of August 16, 2010, among Holdings, Payer, Cyan Partners, LP, as administrative agent and the lenders from time to time party thereto.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors of Holdings or other governing body or, pursuant to a specific delegation of authority by such Board of Directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.

“Fees” shall have the meaning referred to in Section 3.01 and any fee payable pursuant to Section 3.04.

“First Priority Notes” shall mean the 12% First Priority Notes due 2018 issued pursuant to the First Priority Notes Indenture, including any such 12% First Priority Notes issued upon the exchange offer as contemplated in the First Priority Notes Indenture.

“First Priority Notes Indenture” shall mean that certain indenture, dated as of February 23, 2012, among Holdings, the guarantors party thereto, and Wells Fargo Bank, National Association, as collateral agent and trustee.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary the Equity Interests in which are owned directly by (a) Holdings or (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“Fixed Exchange Rate” shall mean 0.64367 GBP to 1 Dollar.

“Foreign Subsidiary” shall mean any Restricted Subsidiary of Holdings that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.05(a).

“Governmental Authority” shall mean the government of the United Kingdom, the United States, the European Union and any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” shall have the meaning provided in Section 7.11(c).

“Guaranteed Parties” shall mean the Payee.

“Guaranteed Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all amounts owed by the Payer and/or Holdings under this Agreement and all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest thereon (including any interest and fees accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding)) of the Payer to the Payee now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Reimbursement Document to which the Payer is a party and the due performance and compliance of the Payer with all the terms, conditions and agreements contained in this Agreement and each other Reimbursement Document.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise regulated as, hazardous or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any petroleum, Hydrocarbons and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Hedging Agreement” shall mean any Commodity Hedging Agreement, Interest Rate Hedging Agreement or foreign currency exchange agreement or other currency exchange rate hedging agreement.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Common Stock” shall have the meaning provided in Section 6.12.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 12.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, leasehold interests and licenses, oil, gas and mineral leases, leasehold interests and licenses, or other liquid or gaseous hydrocarbon licenses, leases, fee mineral interests, term mineral interests, subleases, farm-outs, royalties, overriding royalty and royalty interests, non-consent interests arising out of or pursuant to Oil and Gas Contracts, net profit interests, net revenue interests, oil payments, production payments, production payment interests and similar interests and estates, including all reserved or residual interest of whatever nature and all reversionary or carried interests relating to any of the foregoing.

“Hydrocarbons” shall mean oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products directly or indirectly refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the most recently ended four full fiscal quarters of Holdings for which internal financial statements are available, have assets (for this purpose, determined exclusive of intercompany receivables and in the case of determinations with respect to EOC, exclusive of investments in its Subsidiaries) with a book value in excess of 2.5% (or, in the case of EOC, 10.0%) of the consolidated total assets of Holdings and its Subsidiaries; provided that if at any time the aggregate amount of consolidated total assets attributable to Immaterial Subsidiaries (other than EOC) would otherwise exceed 10% of the consolidated total assets of Holdings and its Subsidiaries, then Subsidiaries that would otherwise constitute Immaterial Subsidiaries pursuant to this definition (without giving effect to this proviso) shall be deemed not to constitute Immaterial Subsidiaries to the extent necessary so that the percentage limitation in this proviso is not exceeded. For purposes of calculations of the book value of assets of a Subsidiary pursuant to this definition (i) the value of the loan evidenced by that certain revolving loan facility agreement dated January 23, 2008 (as amended, supplemented or modified from time to time) between Endeavour International Holding B.V. and Endeavour Energy Luxembourg S.a.r.l., and (ii) the value of other loans and receivables in an aggregate amount not in excess of $5,000,000 owed to such Subsidiary by Holdings or any other Subsidiary of Holdings, in each case shall be disregarded. Notwithstanding anything to the contrary above in this definition, except for EOC (which shall, in any event, be subject to the provisions of the second preceding sentence) in no event shall an Indenture Guarantor be considered an Immaterial Subsidiary for the purposes of this Agreement.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g), (h) or (i) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take or pay and similar obligations, (f) all Contingent Obligations of such Person (other than Contingent Obligations of a Endeavour Party in respect of contractual obligations of another Endeavour Party arising in the ordinary course of business and not otherwise constituting Indebtedness), (g) all obligations under any Hedging Agreement, (h) all Off-Balance Sheet Liabilities of such Person and (i) all Attributable Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indenture Collateral” shall mean (i) any shares of stock and other Equity Interests in any First-Tier Foreign Subsidiary and the certificates, if any, representing such Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto, (ii) any promissory notes or other Indebtedness owed by any Foreign Subsidiary to Holdings or any Domestic Subsidiary of Holdings and any other instruments or agreements evidencing such Indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness, (iii) all proceeds of, income and other payments (including, without limitation, dividends and distributions received) now or hereafter due and payable with respect to, and supporting obligations relating to, any of the assets described in preceding clauses (i) and (ii) and (iv) any other assets not described above in this definition to the extent, but only to the extent, a Lien is granted in such assets by Holdings or an Indenture Guarantor for the benefit of the holders of the Indenture Notes pursuant to the security and pledge documents in the form and substance substantially identical (as determined by the Payee) to the various forms of security and pledge documentation attached to the Escrow Agreement as Exhibits D-1, D-2, D-3, E-1, E-2 and E-3 thereto (in each case as such forms, documents, agreements and exhibits are in effect as of the date hereof).

“Indenture Guarantors” shall mean each of (a) the Restricted Subsidiaries of Holdings executing the Indentures as initial Indenture Guarantors, (b) any other Restricted Subsidiary of Holdings that executes a supplement to the Indentures in accordance with the terms thereof and (c) the respective successors and assigns of such Restricted Subsidiaries in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to the terms thereof.

“Indenture Notes” shall mean, collectively, the First Priority Notes and the Second Priority Notes.

“Indentures” shall mean, collectively, the First Priority Indenture and the Second Priority Indenture.

“Indemnified Person” shall have the meaning provided in Section 11.01.

“Independent Engineering Firm” shall mean Netherland, Sewell & Associates, Inc. and/or one or more independent engineering firms selected by the Payer and reasonably acceptable to the Payee.

“Intercompany Loans” shall have the meaning provided in Section 8.05(h).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered in form as shall be satisfactory to the Payee in its sole discretion.

“Interest Rate Hedging Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement or other interest rate protection agreement, interest rate hedging arrangement or other similar arrangement or arrangement.

“Investment Grade” shall mean a rating of BBB- or higher (with a stable outlook) by S&P and Baa3 or higher (with a stable outlook) by Moody’s.

“Investments” shall have the meaning provided in Section 8.05.

“Junior Financing” shall mean each of (a) the 2016 Convertible Senior Notes, (b) the 2014 Senior Subordinated Notes, (c) the Indenture Notes and (d) Permitted Junior Debt.

“Junior Lien Obligations” shall mean Permitted Junior Debt that is intended to have a Lien on the Collateral that ranks junior to the Lien of the Payee.

“LC Amount” shall mean, for the purposes of this Agreement, $119,688,700.00.

“LC Bank” shall have the meaning provided in the recitals.

“LC Issuance Agreement” shall mean the agreement dated as of the date hereof between the LC Bank and the LC Party in respect of the issuance of the Letters of Credit and substantially in the form of Exhibit E.

“LC Issuance Date” shall mean the date on which the Holdings requests the issuance of the Letters of Credit by notice to the LC Bank.

“LC Party” shall have the meaning provided in the recitals.

“LC Issuance Documents” means each of the LC Issuance Agreement, the Cash Collateral Pledge, the Collateral Assignment and the Letters of Credit.

“LC Release Date” shall mean December 31, 2013.

“Lenders” shall mean the entities party to the Payee Loan Agreement as “Lenders” as defined therein.

“Letter of Credit” shall mean each letter of credit issued by the LC Bank pursuant to the LC Issuance Agreement and this Agreement, substantially in the forms set out in Exhibit D (Form of each Letter of Credit).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance (other than any ordinary course encumbrance not securing any obligations of any Person), lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Luxembourg Companies Register” shall mean the Luxembourg Register of Commerce and Companies.

“Luxembourg Insolvency Event” shall mean, in relation to Payer, any entity incorporated and located in Luxembourg or any of its assets, any corporate action, legal proceedings or other other procedure or steps in relation to bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursìs de paiement), controlled management (gestion controlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“MacCulloch Acquisition” shall mean the acquisition of the MacCulloch Interest pursuant to the COP Acquisition Agreement (as in effect on the date hereof).

“MacCulloch Interest” shall have the meaning assigned to such term in the COP Acquisition Agreement.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property or financial condition of Holdings and its Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Payee or the Collateral Agent hereunder or under the Reimbursement Document, (ii) on the ability of any Endeavour Party to perform its obligations to the Collateral Agent hereunder or under any other Reimbursement Document or (iii) on a material portion of the Collateral.

“Maximum Rate” shall have the meaning provided in Section 11.14.

“MNPI” shall have the meaning provided in Section 7.01.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries and/or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries and/or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” shall mean, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Nicol Acquisition” shall mean the acquisition of the Nicol Interest pursuant to the COP Acquisition Agreement (as in effect on the date hereof).

“Nicol Interest” shall have the meaning assigned to such term in the COP Acquisition Agreement.

“Non-Guarantor Subsidiary” shall mean each Subsidiary of Holdings (other than the Payer) that is not a Subsidiary Guarantor.

“Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a U.S. Subsidiary of such Person.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“North Sea” shall mean, collectively, the Dutch Sector, the UK Sector and surrounding areas of the North Sea, including, without limitation, any such areas in Scottish or Norwegian waters.

“Notice to Post Collateral” shall mean a notice substantially in the form of Exhibit A.

“Obligations” shall mean all amounts owing to the Payee pursuant to the terms of this Agreement or any other Reimbursement Document, including, without limitation, the Reimbursement Obligations, all amounts in respect of any of the Fees or interest thereon (including any fees or interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement or the respective other Reimbursement Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), all amounts owing pursuant to Section 3.04, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person, (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Oil and Gas Business” shall mean (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons; (b) the gathering, treating, refining, processing, storage, marketing, distribution, selling and transporting of any production from such interests or properties; and (c) any business directly relating to or arising directly from exploration for, or development, production, treatment, processing, storage or selling of, Hydrocarbons, or that is or necessary or desirable to facilitate the activities described in this definition.

“Oil and Gas Contracts” shall mean all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, subleases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties (or related oil and gas gathering assets) or Hydrocarbon Interests of Holdings and each of its Subsidiaries, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting, or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties of Holdings and each of its Subsidiaries, as any such contracts and agreements as they may be amended, restated, modified, substituted or supplemented from time to time.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all currently existing or future rights arising under (i) unitization agreements, orders or other arrangements, (ii) pooling orders, agreements or other arrangements and (iii) declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (d) all pipelines, gathering lines, compression facilities, tanks and processing plants; (e) all interests held in royalty trusts whether currently existing or hereafter created; (f) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (g) all tenements, hereditaments, appurtenances, interests and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above (including (i) any and all Real Property, now owned or hereafter acquired, leased or subleased or otherwise used or held for use in connection with the operating, working or development of any such Hydrocarbon Interests or property and (ii) any and all surface leases, subleases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing); (h) all production units, drilling and spacing units (and the properties covered thereby) which may affect all or any portion of the other Oil and Gas Properties and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction; and (i) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests.

“Payee” shall have the meaning provided in the first paragraph of this Agreement.

“Payee Loan Agreement” shall mean that certain Credit Agreement dated as of the date hereof, among Payee, as borrower, Cyan Partners, L.P., as administrative agent, and the lenders party thereto, pursuant to which the lenders thereunder have agreed to make a term loan pursuant to the terms and conditions set forth therein.

“Payee Cash Collateral” shall mean, as of any date, that portion of the Cash Collateral which has been provided by Payee and which, as of such date, has not (a) been released from the Cash Collateral Pledge, or (b) applied in satisfaction of any obligation of Payer under the LC Issuance Documents.

“Payer” shall have the meaning provided in the first paragraph of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PDP” shall mean Proved Developed Reserves that are categorized as producing in accordance with the petroleum reserves definitions promulgated by the Society of Petroleum Engineers (SPE) Inc. (or any generally recognized successor) as in effect at the time in question.

“Permitted Acquisition” shall mean the acquisition by a Qualified Endeavour Party of an Acquired Entity or Business; provided that (in each case) (a) the consideration paid or to be paid by the Qualified Endeavour Party consists solely of cash, Holdings Common Stock, Qualified Preferred Stock of Holdings, the issuance or incurrence of Indebtedness otherwise permitted by Section 8.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 8.04, (b) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person (either directly or indirectly) unless either (i) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (ii) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business, (A) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (B) any such Non-Wholly-Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (C) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly-Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (c) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, the United Kingdom or the North Sea, (d) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 8.08 and (e) all requirements of Sections 7.15, 8.02 and 8.11 applicable to Permitted Acquisitions are satisfied. For the avoidance of doubt, a Permitted Business Investment shall not constitute a Permitted Acquisition.

“Permitted Business Investments” shall mean investments of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, storing, treating, selling or transporting oil and gas through agreements, transactions, interests or arrangements (including those that permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties), including the entry into or acquisition of operating agreements, working interests, licenses, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith (with the amount thereof measured at the time initially made); provided that neither Permitted Acquisitions nor other investments in Equity Interests of a Person shall constitute Permitted Business Investments.

“Permitted Junior Debt” shall mean any Indebtedness of Holdings or any of its Subsidiaries in the form of unsecured or second lien loans or notes (other than any Indebtedness under the Smedvig Reimbursement Agreement); provided that in any event, unless the Payee otherwise expressly consents in writing prior to the issuance thereof:

(a) except as provided in clause (f) below, no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries;

(b) no such Indebtedness shall be guaranteed by any Person other than a Endeavour Party;

(c) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring 91 days following the LC Release Date (for this purpose without regard to any proviso contained therein);

(d) any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement, indenture or other instrument governing such Indebtedness shall provide that Holdings, the Payer or the respective Subsidiary shall be permitted to repay Obligations under this Agreement before prepaying or offering to prepay such Indebtedness;

(e) any “change of control” covenant included in the indenture governing any such Indebtedness that takes the form of notes issued pursuant to an indenture shall provide that, before the mailing of any required “notice of redemption” in connection therewith, Holdings shall covenant to (i) obtain the consent of the Payee or (ii) pay the Obligations in full in cash;

(f) in the case of any such Indebtedness that is secured (i) such Indebtedness is secured by only assets comprising Collateral (as defined in the Security Documents) on a second-lien basis relative to the Liens on such Collateral securing the Obligations of the Endeavour Parties, and not secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral (as defined in the Security Documents), (ii) such Indebtedness (and the Liens securing the same) are permitted by the terms of the Permitted Junior Debt Intercreditor Agreement (to the extent the Permitted Junior Debt Intercreditor Agreement is in effect), (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Collateral Agent) and (iv) a Permitted Junior Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a Permitted Junior Debt Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt by Holdings or any of its Subsidiaries that is secured by assets of Holdings or any of its Subsidiaries, then Holdings, its applicable Subsidiaries, the Payee, the Collateral Agent and the Permitted Junior Debt Representative for such Indebtedness shall have executed and delivered the Permitted Junior Debt Intercreditor Agreement;

(g) the representations and warranties, covenants, and events of defaults shall be no more onerous in any material respect than the related provisions contained in this Agreement; provided that (A) in the case of any such Indebtedness that takes the form of notes issued pursuant to an indenture, the “default to other indebtedness” event of default contained in the indenture governing such indebtedness shall provide for “cross-acceleration” rather than a “cross-default” and (B) in the case of any other such Indebtedness, any cross-default to the Obligations contained in any agreement evidencing such Indebtedness shall be limited to a cross-payment default and shall be subject to a grace period reasonably acceptable to the Payee; and

(h) the aggregate outstanding principal amount of all Permitted Junior Debt shall not, when added to the aggregate amount of outstanding Indebtedness under Section 8.04(i) that is secured by assets of Holdings and its Subsidiaries on a second-lien basis relative to the Liens on the Collateral, exceed $150,000,000 at any time.

The incurrence of Permitted Junior Debt shall be deemed to be a representation and warranty by Holdings, the Payer and each of its Subsidiaries that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder. For the avoidance of doubt, neither Existing Indebtedness nor Refinancing Debt incurred pursuant to Section 8.04(b) shall be considered to be “Permitted Junior Debt”.

“Permitted Junior Debt Intercreditor Agreement” shall mean an agreement by and among the Payee, the Collateral Agent and a Permitted Junior Debt Representative for the holders of Junior Lien Obligations and acknowledged by the Payer and the guarantors that are obligors in respect of such Junior Lien Obligations providing for the subordination of the Liens securing such Junior Lien Obligations to the Liens securing the Obligations on terms reasonably determined by the Collateral Agent to be customary for intercreditor agreements governing intercreditor matters between similar first lien financings and second lien financings; provided that the terms of such intercreditor agreement shall be no less favorable to Payee with respect to the specific matters set forth below than the following: (a) notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing the Obligations and any Liens securing the Junior Lien Obligations (for purposes of this definition, such Liens the “Junior Liens”), the Liens securing the Obligations shall rank senior to any Junior Lien on the Collateral, (b) no holder of any Junior Lien Obligation shall contest the validity or enforceability of the Liens securing the Obligations, (c) until the payment and discharge in full of all Obligations under this Agreement, the Collateral Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the holders of the Junior Lien Obligations to take customary (as determined by the Collateral Agent) protective measures with respect to the Junior Liens) and to foreclose upon and dispose of the Collateral, (d) upon any private or public sale of Collateral taken in connection with the exercise of remedies by the Collateral Agent which results in the release of Liens securing the Obligations, the Junior Lien on such item of Collateral will be automatically released, (e) in connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding involving Holdings, the Payer or any Guarantor, all proceeds of Collateral will first be applied to the repayment of all Obligations under this Agreement prior to being applied to the obligations secured by such Junior Liens, (f) if any holder of an obligation secured by Junior Liens receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Collateral Agent, (g) no holder of any obligation secured by Junior Lien may, without the consent of Payee (i) seek relief from the automatic stay with respect to any Collateral, (ii) object to any sale of any Collateral in any insolvency or liquidation proceeding which has been consented to by the Collateral Agent (provided that the Junior Liens attach to the proceeds of such sale with the priority set forth in the Permitted Junior Debt Intercreditor Agreement) or (iii) object to any claim of the Payee to post-petition interest, fees or expenses on account of the Liens securing the Obligations and (h) no holder of obligations secured by Junior Liens shall support any plan or reorganization in connection with any insolvency or liquidation proceeding that is in contravention of the Permitted Junior Debt Intercreditor Agreement without the consent of Payee.

“Permitted Junior Debt Representative” shall mean, with respect to any Permitted Junior Debt that is secured on a second lien basis, the trustee, administrative agent, collateral agent, security agent, security trustee or similar agent under the indenture, collateral trust agreement or other agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Permitted Liens” shall have the meaning provided in Section 8.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pounds” shall mean freely transferable lawful money of the United Kingdom.

“Preferred Equity Interests” of any Person shall mean any Equity Interests of such Person that have preferential rights to any other Equity Interests with respect to dividends or redemptions or upon liquidation, and shall include any Qualified Preferred Stock.

“Probable Reserve Value” shall mean, as of any date of determination, 50% of the present value of future cash flow from Probable Reserves on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 7.01(c), utilizing (a) in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to Payee, in the case of each of clauses (a), (b) and (c), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. For purposes of calculating Probable Reserve Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.

“Probable Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data suggests are more likely than not to be recoverable with presently available technology at an economically viable cost (as determined in accordance with the guidelines of the Society of Petroleum Engineers).

“Process Agent” shall have the meaning provided in Section 11.12(a).

“Project Documents” shall mean and include in relation to each Oil and Gas Property of Holdings or any of its Subsidiaries (a) each joint operating agreement and/or unitization and unit operating agreement relating thereto, each agreement relating to the development thereof or the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to such Oil and Gas Property and/or Hydrocarbons produced therefrom, (b) each Authorization required for the lawful exploitation, development, or operation of such Oil and Gas Property or the production, transportation or sale of Hydrocarbons therefrom (and including, without limitation, any Hydrocarbons production license), (c) any development plan approved by any relevant operating committee and/or any Governmental Authority relating to that Oil and Gas Property and (d) any other document designated as such by the Payee acting reasonably.

“Projections” shall mean the projections that were prepared by or on behalf of the Payer in connection with the Transaction and this Agreement and delivered to the Payee prior to the Effective Date.

“Protected Party” shall mean Payee to the extent it is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a this Agreement.

“Proved Developed Reserves” shall mean oil and gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV-10 Value” shall mean, as of any date of determination, the present value of future cash flows from Proved Reserves on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 7.01(c), utilizing (a) in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to Payee, in the case of each of clauses (a), (b) and (c), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. For purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.

“Qualified Endeavour Party” shall mean Holdings, the Payer and each Wholly-Owned Subsidiary Guarantor that is organized under the laws of the United States or any State thereof or the laws of England and Wales.

“Qualified Preferred Stock” shall mean any Preferred Equity Interests of Holdings so long as the terms of any such Preferred Equity Interests (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to March 31, 2014, (b) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of Holdings or any of its Subsidiaries, (c) do not contain any covenants (other than periodic reporting requirements) and (d) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law and (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings or liquidations involving Holdings.

“Quarterly Date” shall mean the last day of each fiscal quarter and the LC Release Date. If, however, any such day is not a Business Day, the relevant Quarterly Date will instead be the next Business Day, except that the Quarterly Date falling on the LC Release Date shall be the preceding Business Day.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall have the meaning provided in Section 4.02(e)(ii).

“Refinancing Debt” shall have the meaning provided in Section 8.04(b).

“Refinanced Debt” shall have the meaning provided in Section 8.04(b).

“Reimbursement Documents” shall mean this Agreement and each Security Document.

“Reimbursement Obligations” shall mean those obligations of Payer and Holdings to reimburse the Payee pursuant to Section 2.02, or to make any payment to Payee pursuant to Section 2.03(c).

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating into or upon any land or water or air, or otherwise entering into the environment.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under PBGC Regulations promulgated under Section 4043 of ERISA.

“Reserve Report” shall mean (a) each annual reserve report prepared by Holdings and audited by an Independent Engineering Firm, in form and detail consistent with the Reserve Report delivered pursuant to Section 7.01(c) or otherwise reasonably acceptable to Payee and (b) each interim reserve report prepared by Holdings, in form and detail reasonably acceptable to Payee (it being understood and agreed that Holdings will prepare each such interim reserve report based on the most recent annual Reserve Report, as adjusted for actual production, operating costs, capital costs and net additions of Proved Reserves and Probable Reserves during the calendar months of the respective year specified therein), in each case with respect to Oil and Gas Properties of Holdings and each of its Subsidiaries as of (i) December 31 of the year immediately preceding the year in which such report is delivered pursuant to Section 7.01(c), in the case of an annual reserve report or (ii) June 30 of the year in which such report is delivered pursuant to Section 7.01(c) (or such other date specified therein in the event Holdings has elected to deliver additional reserve reports pursuant to Section 7.01(c)), in the case of semi-annual or additional reserve reports. Each Reserve Report prepared by Holdings shall be certified by the chief engineering officer of Holdings as being accurate in all material respects.

“Restricted Subsidiary” shall have the meaning assigned such term in the Existing Credit Agreement (as in effect on the date hereof).

“Returns” shall have the meaning provided in Section 6.08.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Priority Notes” shall mean the 12% Second Priority Notes due 2018 issued pursuant to the Second Priority Notes Indenture, including any such 12% Second Priority Notes issued upon the exchange offer contemplated in the Second Priority Notes Indenture.

“Second Priority Notes Indenture” shall mean that certain indenture, dated as of February 23, 2012, among Holdings, the guarantors party thereto, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the U.S. Security Agreement, the English Security Documents, the Collateral Assignment after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which Holdings or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Smedvig Reimbursement Agreement” shall mean that certain Reimbursement Agreement dated as of May 23, 2012, among Endeavour Energy UK Limited, a company registered in England and Wales (with registration number 5030838), as Payer, Yellow Rock S.a.r.l, a private limited liability company incorporated and existing under the laws of the Grand Duchy of Luxembourg, as Payee, and Holdings, as Guarantor.

“Spot FX Rate” shall mean on any date of payment or calculation, the spot rate of exchange (at the WMR offer rate) between U.S. Dollars and Sterling as published on Reuters page WMCR at 4pm (London time) on such date.

“Sterling” means the lawful currency of the United Kingdom.

“Subject Party” shall have the meaning provided in Section 4.02(e)(ii).

“Subsidiaries Guaranty” shall mean that certain Subsidiaries Guaranty, dated as of April 12, 2012, between certain Subsidiaries of Holdings and the Collateral Agent.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary of Holdings whether existing on the Effective Date or established, created or acquired after the Effective Date, that has executed and delivered the Subsidiaries Guaranty or has otherwise become a party thereto by means of the execution and delivery of a joinder, accession or similar agreement (in form and substance satisfactory to the Payee) by such Subsidiary unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof. The Subsidiary Guarantors on the Effective Date are listed on Schedule 1.01(b).

“Supplier” shall have the meaning provided in Section 4.02(e)(ii).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax” shall mean any tax, levy impost, duty fee, assessment or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Reimbursement Document.

“Tax Payment” shall mean either the increase in a payment made by a Endeavour Party to a Lender or Agent under Section 4.02(a) or a payment under Section 4.02(b).

“Tax Refund” shall mean a refund of any Tax Deduction.

“Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of “PV-10 Value” and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.

“Transaction” shall mean, collectively, (a) the occurrence of the Effective Date, (b) the execution, delivery and performance by the Payer of the LC Issuance Agreement and the issuance of the Letters of Credit thereunder, (c) the execution, delivery and performance by each Endeavour Party of the Reimbursement Documents, (d) the execution, delivery and performance by the Payee and the Collateral Agent of the Collateral Assignment, (e) the entry by the Payee into the Cash Collateral Pledge to which it is a party and its pledge of Cash Collateral to the LC Bank in an amount equal to the LC Amount pursuant to, and in accordance with, the Cash Collateral Pledge, (f) the consummation of the Alba Acquisition and (g) the payment of all fees and expenses in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Process Agent” shall have the meaning provided in Section 11.12(b).

“UK Sector” shall mean the jurisdiction of United Kingdom commonly referred to as the UK Sector – North Sea.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), but only to the extent such excess could reasonably be expected to result in material liability to Holdings or a Subsidiary.

“United Kingdom” and “UK” shall mean each of England, Wales, Northern Ireland and Scotland, as the case may be, and shall include the U.K. Sector – North Sea.

“United States” and “U.S.” shall each mean the United States of America and any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico).

“Unrestricted Subsidiary” shall have the meaning assigned such term in the Existing Credit Agreement (as in effect on the date hereof).

“U.S. Endeavour Party” shall mean each Endeavour Party incorporated under the laws of the United States or any state thereof.

“U.S. Security Agreement” shall mean that certain U.S. Security Agreement, dated as of April 12, 2012, between the grantors named therein and the Collateral Agent, as the same may be amended from time to time.

“U.S. Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof of the District of Columbia.

“VAT” shall mean value added tax as provided for in the UK’s Value Added Tax Act 1994 and any other tax of a similar nature in any jurisdiction.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Non-U.S. Subsidiary of Holdings, with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Wholly-Owned Subsidiary Guarantor” shall mean, any Wholly-Owned Subsidiary of Holdings which is a Subsidiary Guarantor.

SECTION 2.Reimbursement by the Payer.

2.01	LC Issuance Documents.

(a) Each of Holdings, on behalf of the Payer, and, subject to the terms and conditions hereof and of the other Reimbursement Documents, Payer hereby requests Payee, and Payee hereby agrees, to (i) enter into the Cash Collateral Pledge to which it is a party; and (ii) pledge Cash Collateral to the LC Bank in an amount equal to the LC Amount pursuant to, and in accordance with the terms of, the Cash Collateral Pledge.

(b) The Payee shall not be required to enter into the Cash Collateral Pledge and pledge Cash Collateral in an amount equal to the LC Amount, unless Payee is satisfied with the Payer’s and Holdings’ compliance with the conditions precedent set forth in Section 5. Payee shall notify Holdings promptly upon satisfaction of all the conditions precedent set forth in Section 5.

(c) Except as otherwise contemplated herein or in the LC Issuance Documents, Payee shall not enter into, or agree to enter into, any amendment or modification to, or waiver in respect of, the Cash Collateral Pledge which reduces the amount of the Cash Collateral pledged by the Payee pursuant to the Cash Collateral Pledge without the prior written consent of Holdings.

2.02 Reimbursement Obligations.

(a) If the Payer receives a notice of demand for reimbursement in respect of  payment under a Letter of Credit from the LC Bank pursuant to the terms of the LC Issuance Agreement, the Payer shall immediately notify the Payee of the amount demanded and the date on which it is payable.  To the extent any portion of the Payee Cash Collateral is applied by the LC Bank in satisfaction of such demand, Payer shall reimburse Payee such amount of Payee Cash Collateral so applied by paying to Payee the Dollar equivalent of such amount of Payee Cash Collateral so applied determined by reference to the Fixed Exchange Rate.   Such payment shall be made within five (5) Business Days of application of Payee Cash Collateral by LC Bank.

(b) The Payer, in respect of each Letter of Credit issued or deemed issued under the LC Issuance Agreement, unconditionally and irrevocably:

(i) agrees that its obligations under this Agreement and the other Reimbursement Obligations shall not be affected by any act, omission, matter or thing which but for this provision might operate to release, prejudice or otherwise exonerate the Payer from its obligations under this Agreement and the other Reimbursement Obligations, in whole or in part, including without limitation and whether or not known to the Payer:

(A) any time or waiver granted to or composition with the Payee, the LC Bank, the beneficiary of any such Letter of Credit or any other person;

(B) any taking, variation, compromise, exchange, renewal or release of, refusal or neglect to perfect, take-up or enforce, any rights, remedies or securities available to the Payee or any other Person or arising under any such Letter of Credit or any other LC Issuance Document;

(C) any variation or extension of or increase in liabilities under any such Letter of Credit and any other LC Issuance Documents made with the prior written consent of the Payee, so that references in this Agreement and the other Reimbursement Documents to the same shall include each such variation, extension and variation;

(D) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Letter of Credit or any other person; or

(E) any insolvency or similar proceedings.

(c) The obligations of the Payer under this Section 2.02 shall be continuing, shall extend to the ultimate balance of the obligations and liabilities of the Payer under this Section 2.02 and shall continue in force notwithstanding any intermediate payment in part of such obligations or liabilities.

2.03 Release of Payee Cash Collateral.

(a) The Payer shall procure the release by the LC Bank of all of the Payee Cash Collateral on the LC Release Date. The Payer may, at its option, procure the release of the Payee Cash Collateral in whole or in part at any time prior to the LC Release Date; provided, that if such release is in part, it shall be in a Dollar equivalent amount (calculated by referenced to the Spot FX Rate) of $1,000,000 or an integral multiple thereof.

(b) If an Event of Default (solely for purposes of this Section 2.03(b), as defined in the Payee Loan Agreement) occurs and is continuing, the Payer shall procure the release of the Payee Cash Collateral within ten (10) Business Days of the occurrence of such Event of Default.

(c) If, upon any release of the Payee Cash Collateral, the Dollar equivalent of the amount of Payee Cash Collateral so released determined at the Spot FX Rate is (i) greater than the Dollar equivalent of the amount of Payee Cash Collateral so released determined at the Fixed Exchange Rate, Payee shall make a payment in the amount of such excess to Payer, and (ii) less than the Dollar equivalent of the amount of Payee Cash Collateral so released determined at the Fixed Exchange Rate, Payer shall make a payment in the amount of such deficiency to Payee.

SECTION 3. Payment of Fees.

3.01 Fees. The Payer agrees to pay the following fees (the “Fees”) to Payee in Dollars:

(a) a fee equal to thirteen percent (13.0%) per annum (to be calculated on a daily basis) of the Dollar equivalent (determined at the Fixed Exchange Rate) of the Payee Cash Collateral, payable on each Quarterly Date during the term of this agreement (commencing on the Quarterly Date occurring on September 30, 2012), on each day Payee Cash Collateral is released from the Cash Collateral Pledge or any payment is made pursuant to Section 2.02(a) and on the LC Release Date; and

(b) such other fees in amounts as may be agreed from time to time by Payer and Payee in a separate writing.

3.02 Estimated Administrative Costs. On or prior to the date of this Agreement, the Payee shall provide the Payer with an estimate of the quarterly administrative costs and expenses for the maintenance of the Payee’s corporate existence and expenses expected to be incurred by the Payee in connection with the LC Issuance Documents to which it is party for the first quarter following the date of this Agreement (the “Estimated Administrative Costs”). The Payer shall, on the LC Issuance Date, pay to the Payee the Estimated Administration Costs attributable to the first fiscal quarter ending after the date hereof. On each Quarterly Date thereafter, the Payer shall reimburse the Payee for the administrative costs and expenses for the prior fiscal quarter that are incurred by the Payee and still outstanding and shall promptly reimburse the Payee an amount equal to any Luxembourg taxes payable by the Payee and, in each case in the currency in which such costs, expenses and taxes have been incurred.

3.03 Default Fees. If the Payer (or Holdings, as applicable) fails to pay any amount due and payable by it in connection with or under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate of fifteen percent (15%) per annum. Any interest accruing under this Section 3.03 shall be immediately payable by the Payer on demand by the Payee.

3.04 Early Release. The release of any Payee Cash Collateral to Payee from the Cash Collateral Pledge granted by Payee and any reimbursement payments with respect to any Payee Cash Collateral pursuant to Section 2.02(a) or such payment, in each case, prior to the first anniversary of the Effective Date will be subject to payment by the Payer to the Payee of a fee equal to the amount of fees that would have accrued in respect of such Payee Cash Collateral so released or in respect of such reimbursement payment, in each case, pursuant to Section 3.01(a) from the date of such release of such Payee Cash Collateral through and including the first anniversary of the Effective Date, assuming such release had not occurred.

SECTION 4. Payments.

4.01 Method and Place of Payment. All payments under this Agreement shall be made to the Payee not later than 12:00 Noon (London time) on the date when due and shall be made in Dollars in immediately available funds at the address for notices of the Payee as specified in Section 11.02. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.02 Tax Gross-Up and Indemnities.

(a) Tax gross-up.

(i) Each Endeavour Party shall make all payments to be made by it or on its behalf without any Tax Deduction, unless a Tax Deduction is required by law.

(ii) the Payer shall promptly upon becoming aware that a Endeavour Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Payee accordingly. Similarly, the Payee shall notify the Endeavour Party on becoming so aware in respect of a payment payable to the Payee.

(iii) If a Tax Deduction is required by law to be made by a Endeavour Party, the amount of the payment due from that Endeavour Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) If a Endeavour Party is required to make a Tax Deduction, that Endeavour Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(v) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Endeavour Party making that Tax Deduction shall deliver to the Payee for the Lender entitled to the payment a statement under section 975 of the U.K.’s Income Tax Act 2007 or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vi) A Payee (to the extent it is legally entitled to), and each Endeavour Party which makes a payment to which that Payee is entitled, shall co-operate in completing any procedural formalities necessary for that Endeavour Party to obtain authorization to make that payment without a Tax Deduction.

(vii) The Payee, if requested by the Payer, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Payer or the Payee as will enable the Payer to determine whether or not Payee is subject to United States backup withholding or information reporting requirements.

(b) Tax indemnity.

(i) the Payer shall (within ten Business Days of demand by the Payee) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been suffered for or on account of Tax by that Protected Party in respect of a Reimbursement Document.

(ii) Paragraph (i) above shall not apply:

(A) with respect to any Tax assessed on Payee:

(I) under the law of the jurisdiction in which Payee is incorporated or, if different, the jurisdiction (or jurisdictions) in which Payee is treated as resident for tax purposes;

(II) under the law of the jurisdiction in which that Payee’s lending office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by Payee; or

(B) to the extent a loss, liability or cost is compensated for by an increased payment under Section 4.02(a); or

(C) to the extent such loss, liability or cost arises after the Effective Date solely as a result of a voluntary act by Payee.

(iii) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify Payee of the event which will give, or has given, rise to the claim, following which Payee shall notify the Payer.

(iv) A Protected Party shall, on receiving a payment from a Endeavour Party under this Section 4.02(b), notify Payee.

(c) Tax Refund. If a Endeavour Party makes a Tax Payment and Payee determines that:

(i) a Tax Refund is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Payee has obtained, utilized and retained that Tax Refund,

Payee shall pay an amount to the Endeavour Party which Payee reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Endeavour Party. Notwithstanding any provision in this Agreement or any other Reimbursement Document, nothing in this Section 4.02 shall require the Payee to disclose any confidential information to any Endeavour Party (including, without limitation, its tax returns or its calculations).

(d) Stamp Taxes. The Payer shall pay and, within three Business Days of demand, indemnify the Payee against any cost, loss or liability that the Payee incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Reimbursement Document.

(e) VAT.

(i) All amounts set out, or expressed in a Reimbursement Document to be payable by any Endeavour Party to Payee which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by Payee to any Endeavour Party under a Reimbursement Document and the Payee is required to account for the VAT, that Endeavour Party shall pay to the Payee (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and Payee shall promptly provide an appropriate VAT invoice to such Endeavour Party).

(ii) If VAT is or becomes chargeable on any supply made by any Payee (the “Supplier”) to any other Payee (the “Recipient”) under a Reimbursement Document, and any Endeavour Party other than the Recipient (the “Subject Party”) is required by the terms of any Reimbursement Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Endeavour Party shall also pay to the Supplier (if that Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines in respect of such VAT.

(iii) Where a Reimbursement Document requires any Endeavour Party to reimburse or indemnify Payee for any cost or expense, the Endeavour Party shall reimburse or indemnify (as the case may be) Payee for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that Payee reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 4.02(e) to any Endeavour Party shall, at any time when such Endeavour Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(f) For the purposes of this Section 4.02, any reference to a U.K. statutory provision includes a reference to that provision as modified or replaced from time to time after the Effective Date.

SECTION 5. Conditions Precedent to the Effective Date. This Agreement and the obligation of Payee to enter into the Cash Collateral Pledge and pledge Cash Collateral in an amount equal to the LC Amount pursuant to Section 2.01(a) shall become effective on the date (the “Effective Date”) each of the following conditions is satisfied:

5.01 Officer’s Certificate. On the Effective Date, the Payee shall have received a certificate, dated the Effective Date and signed on behalf of Payer by the Chairman of the Board, the Chief Executive Officer, any Director, the President or any Vice President of Payer, certifying on behalf of Payer that all of the conditions in Sections 5.04, 5.05 and 5.12, inclusive have been satisfied on such date.

5.02 Company Documents; Proceedings; etc. (a) On the Effective Date, the Payee shall have received a certificate from each of Holdings and Payer, dated the Effective Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, any Managing Director, any Director, any Manager or the General Partner of such Endeavour Party and attested to by another officer of such Endeavour Party, in the form of Exhibit F-1 or F-2 (as appropriate given the jurisdiction of organization of such Endeavour Party) with appropriate insertions, together with copies of the certificate or articles of incorporation, by-laws, deed of incorporation, up-to-date trade register excerpt (or other equivalent organizational documents), as applicable, of such Endeavour Party and the resolutions and, as applicable, shareholder consents of such Endeavour Party referred to in such certificate, and each of the foregoing shall be in form and substance acceptable to the Payee.

(b) On or prior to the Effective Date, the Payee shall have received all records of Business proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Payee reasonably may have requested such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.

5.03 Consummation of the Refinancing. (a) On the Effective Date, all Indebtedness of Holdings and its Subsidiaries under the Existing Term Loan Credit Agreement and all documentation related thereto shall have been repaid in full, together with all fees and other amounts owing thereon and all commitments thereunder shall have been terminated and all letters of credit issued pursuant thereto shall have been terminated.

(b) On the Effective Date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating thereto shall have been terminated and released, and the Collateral Agent shall have received all such releases as may have been requested by the Collateral Agent, which releases shall be in form and substance satisfactory to the Collateral Agent. Without limiting the foregoing, there shall have been delivered to the Collateral Agent (i) proper termination or discharge of debt statements and/or forms (Form UCC-3 or the appropriate equivalent in each relevant jurisdiction) for filing under the UCC or equivalent statute or regulation of each relevant jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent in each relevant jurisdiction) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Existing Term Loan Credit Agreement, (ii) terminations, releases or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made and (iii) terminations of all mortgages, leasehold mortgages, hypothecs, charges, pledges, assignments, deeds of trust or equivalent local security or Liens created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations under the Existing Term Loan Credit Agreement, all of which shall be in form and substance satisfactory to the Payee.

(c) On the Effective Date and after giving effect to the consummation of the Transaction, Holdings and its Subsidiaries shall have no outstanding Preferred Equity Interests or Indebtedness, except for (i) Indebtedness pursuant to or in respect this Agreement and (ii) certain other indebtedness and Preferred Equity Interests existing on the Effective Date as listed on Schedule 6.19 hereto (with the Indebtedness described in this sub-clause (ii) being herein called the “Existing Indebtedness”). On and as of the Effective Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transactions without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transactions.

(d) The Payee shall have received evidence in form, scope and substance satisfactory to it that the matters set forth in this Section 5.03 have been satisfied on the Effective Date, including, without limitation, acceptable payoff letters and releases, terminations and such other documents as the Payee may reasonably request, each in form and substance reasonably satisfactory to the Payee.

5.04 Adverse Change, Approvals. (a) Since December 31, 2011, nothing shall have occurred (and Payee has not become aware of any facts or conditions not previously known) which has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Reimbursement Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions, the other transactions contemplated by the Reimbursement Documents, or otherwise referred to herein or therein. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions.

5.05 Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or the other Reimbursement Documents or (b) which has had, or could reasonably be expected to have, a Material Adverse Effect.

5.06 Amendment to Existing Credit Agreement; Security Documents. (a) On the Effective Date, each Endeavor Party, each Subsidiary Guarantor, Cyan Partners, LP, as administrative agent and collateral agent under the Existing Credit Agreement and the Required Lenders (as defined in the Existing Credit Agreement) shall have duly authorized, executed and delivered the Existing Credit Agreement Amendment in form and substance reasonably satisfactory to the Payee, and the Existing Credit Agreement Amendment shall be in full force and effect.

(b) On the Effective Date, each Endeavour Party party hereto shall have authorized, executed and delivered amendments to the English Security Documents in form and substance reasonably satisfactory to the Payee and such amendments shall be in full force and effect.

(c) The Payer shall have delivered to the Payee evidence of the completion (or arrangements therefor satisfactory to the Payee) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the Security Documents as may be necessary or, in the reasonable opinion of the Payee, desirable, to perfect and protect the security interests intended to be created by the Security Documents.

(d) The Payer shall have delivered to the Payee evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Documents have been taken.

5.07 Financial Statements. On or prior to the Effective Date, the Payee shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Section 6.05(a), which historical financial statements, pro forma financial statements and Projections shall be in form and substance satisfactory to the Payee.

5.08 Deliverables. On the Effective Date, the Payee shall have received:

(a) a solvency certificate from the chief financial officer of Holdings in the form of Exhibit B;

(b) certificates of insurance complying with the requirements of Section 7.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to Payee and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable;

(c) a Notice to Post Cash Collateral from the Payer;

(d) Legal opinion of Woodburn & Wedge, Nevada legal counsel to Holdings, as to the capacity and due authorization of Holdings to enter into this Agreement, in form and substance satisfactory to Payee; and

(e) A legal opinion of Vinson & Elkins LLP, counsel to Holdings and Payer, in form and substance satisfactory to Payee.

5.09 Escrow Release Date. The Escrow Release Date shall occur immediately following funding of the Letter of Credit.

5.10 Payee Loan Agreement. On the Effective Date, the Payee Loan Agreement shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect.

5.11 Fees, etc. On the Effective Date, the Payer shall have paid to the Payee (and its relevant affiliates) all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Payee (and/or its relevant affiliates).

5.12 No Default; Representations and Warranties. On the Effective Date, (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Reimbursement Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.13 Service of Process. On or prior to the Effective Date, Payee shall have received evidence satisfactory to it that (a) each Endeavour Party has appointed CT Corporation as agent for service of process as contemplated in Section 11.12(a) and (b) CT Corporation has accepted its appointment.

SECTION 6. Representations, Warranties and Agreements. In order to induce Payee to enter into this Agreement and to enter into the Cash Collateral Pledge and pledge Cash Collateral in an amount equal to the LC Amount pursuant to Section 2.01(a), the Payer makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement.

6.01 Company Status. Each of Holdings and each of its Subsidiaries (a) is a duly organized and validly existing Business in good standing (or, in the case of any Non-U.S. Subsidiary of Holdings, the applicable equivalent of “good standing” to the extent that such concept exists in such Non-U.S. Subsidiary’s jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of Holdings and its Subsidiaries that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.02 Power and Authority. Each Endeavour Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Reimbursement Documents to which it is a party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Reimbursement Documents. Each Endeavour Party has duly executed and delivered each of the Reimbursement Documents to which it is a party, and each of such Reimbursement Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03 No Violation. Neither the execution, delivery or performance by any Endeavour Party of the Reimbursement Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Endeavour Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Endeavour Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable, of any Endeavour Party or any of its Subsidiaries.

6.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (a) for those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within ten days following the Effective Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Endeavour Party to authorize, or is required to be obtained or made by, or on behalf of, any Endeavour Party in connection with, (i) the execution, delivery and performance of any Reimbursement Document or (ii) the legality, validity, binding effect or enforceability of any such Reimbursement Document.

6.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.

(a) (i) The audited consolidated balance sheet of Holdings at December 31, 2009, December 31, 2010 and December 31, 2011 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings for the fiscal years of Holdings ended on such dates, in each case furnished to the Payee prior to the Effective Date, present fairly in all material respects the consolidated financial position of Holdings at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of Holdings at March 31, 2012 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings for the six-month period ended on such date, furnished to the Payee prior to the Effective Date, present fairly in all material respects the consolidated financial position of Holdings at the date of said financial statements and the results for the respective periods covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements (and except for the absence of footnotes in the interim financial statements).

(b) (i) The pro forma consolidated balance sheet of Holdings as at March 31, 2012 (after giving effect to the Transaction) and (ii) the pro forma income statement of Holdings for the six-month period ended March 31, 2012 (after giving effect to the Transaction and the financing therefor), copies of which have been furnished to the Payee prior to the Effective Date, present good faith estimates of the pro forma consolidated financial position of Holdings as of such date and the consolidated results of operations of Holdings for such six-month period, as the case may be.

(c) On and as of the Effective Date, and after giving effect to those of the Transactions to be consummated on the Effective Date and to all Indebtedness being incurred or assumed and Obligations incurred by the Endeavour Parties in connection therewith on such date, (i) the sum of the fair value of the assets, at a fair valuation, of the Endeavour Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (ii) the sum of the present fair salable value of the assets of the Endeavour Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (iii) the Endeavour Parties and their Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Endeavour Parties and their Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 6.05(c), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except as disclosed in the financial statements delivered pursuant to Section 6.05(a), and except for the Obligations incurred and/or outstanding under this Agreement, there were as of the Effective Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, neither Holdings nor the Payer knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in such financial statements delivered pursuant to Section 6.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e) The Projections delivered to the Payee prior to the Effective Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time made, and as of the Effective Date, and there are no statements or conclusions in the Projections which are based upon or include information known to the Payer to be misleading in any material respect or which fail to take into account material information known to Holdings or the Payer regarding the matters reported therein. On the Effective Date, each of Holdings and the Payer believes that the Projections are reasonable and attainable, it being recognized by the Payee, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ materially from the projected results.

(f) After giving effect to the Transactions, since December 31, 2011, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Payer, threatened (a) with respect to the Transaction or any Reimbursement Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or the Payer to the Payee (including, without limitation, all information contained in the Reimbursement Documents) for purposes of or in connection with this Agreement, the other Reimbursement Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Payer in writing to the Payee will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.07, such factual information shall not include the Projections or any pro forma financial information.

6.08 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal, state and material local returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (a) those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP and (b) immaterial amounts of taxes or assessments that Holdings and its Subsidiaries are not aware are due; provided that upon Holdings or such Subsidiary becoming aware that such taxes and assessments are due, such Person shall promptly pay all such taxes and assessments, together with any interest and additional charges thereon. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Holdings or the Payer, threatened (in writing) by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Effective Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business) or any tax liability resulting from indemnification (or yield protection provisions) under this Agreement).

6.09 Compliance with ERISA. (a) Schedule 6.09(a) hereto sets forth each Plan as of the date of this Agreement. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service, and is awaiting receipt of a response) to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service; or a volume submitter plan that has received a favorable advisory letter from the Internal Revenue Service; no Reportable Event has occurred; no Employee Benefit Plan is a Multiemployer Plan; no Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; no ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan; all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of Holdings and its Subsidiaries; no action, suit, proceeding, hearing, or audit or investigation by a Governmental Authority with respect to the administration, operation or the investment of assets of any Plan (other than routine claims and appeals for benefits) is pending, expected or threatened that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; no Multiemployer Plan that is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 431(d) of the Code or Section 304(d) of ERISA; Holdings, any of its Subsidiaries and any ERISA Affiliate have not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA that has terminated and to which it made contributions at any time within the five Plan years preceding the date of termination; none of Holdings, any of its Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur any liability to the PBGC except for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of Holdings or any of its Subsidiaries or any ERISA Affiliate exists or is expected to arise on account of any Plan; none of Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred, or is expected to incur, any liability under Section 4069 or 4212(c) of ERISA; each Employee Benefit Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any non-compliance with any such provisions could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; each Employee Benefit Plain that is group health plan (as defined in 45 Code of Federal Regulations Section 160.103) has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any non-compliance with such provisions and regulations could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; no lien imposed under the Code or ERISA on the assets of Holdings, any of its Subsidiaries or any ERISA Affiliate exists or is expected to arise on account of any Plan; and Holdings and its Subsidiaries may amend any Plan sponsored by any of them (other than a defined benefit plan) to cease contributions thereunder and may terminate any Plan sponsored by any of them without, in each case, incurring any material liability (other than ordinary administrative termination costs that are immaterial in nature);

(b) Subject to this Section 6.09(b), each Non-U.S. Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan (other than a defined contribution plan). The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan (other than a Non-U.S. Pension Plan that (i) is not required to be funded under applicable law or (ii) is a defined contribution plan), determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.

(c) Without limiting the effect of preceding clauses (a) and (b), neither Holdings nor any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the United Kingdom’s Pensions Act 2004) such an employer.

6.10 Security Documents. The provisions of each Security Document are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest of the type that it purports to create in all right, title and interest of the Endeavour Parties in the Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or upon filing of UCC financing statements and other required filings registrations or notices or taking of possession or control (which shall occur within 10 days following the Effective Date) will have) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens; provided that (i) Payer shall not be deemed to represent pursuant to the foregoing that the U.S. Security Agreement creates a legal, valid and enforceable security interest in (I) the Equity Interests of Endeavour Energy Luxembourg S.a.r.l. or of Endeavour Energy New Ventures I, Ltd. or (II) any Collateral (as defined in the U.S. Security Agreement) granted by any Grantor (as defined in the U.S. Security Agreement) that is not organized under the laws of the United States or any state thereof (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), and (ii) no steps have been taken in order to perfect any such security interest in the Equity Interests referred to in clause (i)(I) above or the Collateral referred to in clause (i)(II) (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), in each case granted pursuant to the U.S. Security Agreement. The recordation of (i) the grant of security interest in Patents (as defined in the U.S. Security Agreement) and (ii) the grant of security interest in Trademarks (as defined in the U.S. Security Agreement) in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the U.S. Security Agreement, and the recordation of the grant of security interest in Copyrights (as defined in the U.S. Security Agreement) in the form attached to the U.S. Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the U.S. Security Agreement.

6.11 Properties. (a) All Real Property (other than Oil and Gas Properties) leased by Holdings or any of its Subsidiaries as of the Effective Date, and the nature of the interest therein, is set forth in Schedule 6.11(a) hereto. Each of Holdings and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties set forth in Schedule 6.11(a) free and clear of all Liens other than Permitted Liens. As of the Effective Date, none of Holdings or any of its Subsidiaries owns any Real Property other than Oil and Gas Properties.

(b) All Oil and Gas Properties owned or leased by Holdings or any of its Subsidiaries as of the Effective Date (other than Oil and Gas Properties (i) which are not developed, (ii) which have no reserves or (iii) in which none of Holdings or any of its Subsidiaries have any material working interests) are reflected in the Reserve Report as of December 31, 2011 or are otherwise set forth in Schedule 6.11(b).

(c) Each of Holdings and each of its Subsidiaries, as applicable, has good and defensible (from the perspective of a reasonably prudent investor in the Oil and Gas Business) title to all of the Oil and Gas Properties included in the most recent Reserve Report delivered pursuant to Section 7.01(c), as the case may be, free from all Liens, claims and title imperfections, except for (i) such imperfections of title as do not in the aggregate detract from the value thereof to, or the use thereof in, the business of Holdings and its Subsidiaries in any material respect, (ii) Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by Section 8.02, and (iii) Liens expressly permitted by Section 8.01. The quantum and nature of the interest of Holdings and each of its Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of Holdings and each of its Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest (working, net revenue or otherwise) of Holdings and its Subsidiaries in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report. Except for obligations to contribute a proportionate share of the costs of defaulting or non-consenting co-owners or as otherwise expressly set forth in the most recent Reserve Report, neither Holdings nor any Subsidiary is obligated to bear any percentage share of the costs and expenses relating to the drilling, development and production of the Oil and Gas Properties in excess of its working interests.

(d) Holdings and each of its Subsidiaries has complied with all obligations under all licenses, leases, subleases and term mineral interests in their respective Oil and Gas Properties and all such licenses, leases, subleases and term mineral interests are valid, subsisting and in full force and effect, and neither Holdings nor any of its Subsidiaries has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such licenses, leases, subleases or interests or under any agreement to which the same are subject, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. All of the Oil and Gas Contracts and obligations of Holdings and each of its Subsidiaries that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of Holdings and its Subsidiaries party thereto, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. None of Holdings or any of its Subsidiaries or, to the knowledge of Holdings or its Subsidiaries, any other party to any licenses, leases, subleases or term mineral interests in the Oil and Gas Properties or any Oil and Gas Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, except such that could not reasonably be expected to result in a Material Adverse Effect or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any licenses or lease in the Oil and Gas Properties or any Oil and Gas Contract. Holdings and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such licenses, leases, subleases and term mineral interests.

(e) Holdings and each of its Subsidiaries has complied with all obligations under all Authorizations, and to the best knowledge of Holdings and the Payer, no steps have been taken for the revocation, variation or refusal of any Authorization, except to the extent any non-compliance with such obligations or any such revocation, variation or refusal could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.12 Capitalization. On and as of the Effective Date, (a) the authorized capital stock of Holdings consists of (i) 125,000,000 shares of common stock $.001 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, “Holdings Common Stock”) and (ii) 10,000,000 shares of preferred stock $.001 par value and (b) the authorized capital stock of the Payer consists of 10,000 ordinary shares of common stock, £0.10 par value per ordinary share. The outstanding Equity Interests of each Endeavour Party have been duly authorized and validly issued and have been issued free of preemptive rights and each Person listed on Schedule 6.12 hereto as of the Effective Date owns beneficially and of record all of the Equity Interests it is listed as owning free and clear of any Liens (other than Permitted Liens). As of the Effective Date, except as set forth or Schedule 6.12, no Endeavour Party has outstanding any securities convertible into or exchangeable for its respective Equity Interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any equity-related appreciation or similar rights.

6.13 Subsidiaries. On and as of the Effective Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 6.13 hereto. Schedule 6.13 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Other than as set forth on Schedule 6.13, no Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights. On the Effective Date, 100% of the Equity Interests of each Endeavour Party are owned directly or indirectly by Holdings.

6.14 Compliance with Statutes, etc. (a) Each of Holdings and each of its Subsidiaries is qualified under and is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, and has obtained all required Authorizations from, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including statutes, regulations, orders and restrictions applicable to the Oil and Gas Business and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, except such statutes, regulations, orders and restrictions that are expressly addressed in Section 6.17), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of Holdings and each of its Subsidiaries is in compliance with all bonding requirements for the ownership and operation of its Oil and Gas Properties.

6.15 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16 Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and, with respect to its current operations, has obtained and is in compliance with all permits required of it under Environmental Law, and there are no proceedings pending or, to the knowledge of Holdings or the Payer, threatened to revoke or rescind any such permit; (b) there are no claims, proceedings, investigations or notices of violation pending or, to the knowledge of Holdings or the Payer, threatened against Holdings or any of its Subsidiaries under any Environmental Law; (c) no Lien, other than a Permitted Lien, has been recorded or, to the knowledge of Holdings or the Payer, threatened under any Environmental Law with respect to any Real Property currently owned by Holdings or any of its Subsidiaries; (d) neither Holdings nor any of its Subsidiaries has contracted to assume or accept responsibility for any liability of any non-affiliated Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of Holdings, any of its Subsidiaries or any of their respective predecessors, or any Real Property or facility at any time owned, leased or operated by Holdings, any of its Subsidiaries or any of their respective predecessors, that could be reasonably expected to give rise to any claim, proceeding, investigation, action or liability of or against Holdings or any of its Subsidiaries under any Environmental Law.

6.17 Employment and Labor Relations. (a) Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Payer, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Payer, threatened (in writing) against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Payer, threatened (in writing) against Holdings or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, (d) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Payer, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination and (e) no violation of the Fair Labor Standards Act or any other applicable federal, state or foreign wage and hour laws, except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(b) Neither Holdings nor any of its of their Subsidiaries is, within the United Kingdom, engaged in any unfair or unlawful employment practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is within the United Kingdom (i) no unfair or discriminatory employment practice complaint or investigation pending against Holdings or any of its of their Subsidiaries or, to the knowledge of Holdings or the Payer, threatened against any of them, before the United Kingdom’s Equality and Human Rights Commission or Health and Safety Executive or any other bodies with similar functions in relation to any person engaged as a worker or afforded the status of a worker (under any laws applicable within the United Kingdom), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or the Payer or any of either of their Subsidiaries or, to the knowledge or Holdings or the Payer, threatened (in writing) against any of them, (ii) no strike or other employee relations dispute pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Payer, threatened (in writing) against any of them, (iii) no disagreement pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Payer, threatened (in writing) against any of them in respect of the relations of any of them with any trade union, works council, special negotiating body, staff association or any other body representing individuals afforded the status of workers (under any laws applicable within the United Kingdom), (iv) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Payer, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment or any other individual claiming the status of, or protection afforded to, a worker (under any laws applicable within the United Kingdom), or any Governmental Authority, that involve the employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination, victimization or harassment on any irrational, perverse or prohibited bases, accidents or injuries, breach of contract or unfair dismissal or any claims under the United Kingdom’s Working Time Regulations 1998, National Minimum Wage Act 1998, Data Protection Act 1998, Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Age) Regulations 2006 or Employment Equality (Religion and Belief) Regulations 2003, (v) no complaint of non-compliance by Holdings or any of its Subsidiaries with any provisions of the Treaty of Rome, European Union directives or other directly applicable European Union laws, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to any individual afforded the status of a worker, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

6.18 Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.19 Indebtedness. Schedule 6.19 hereto sets forth a list of all Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Obligations) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Person that directly or indirectly guarantees such debt.

6.20 Insurance. Schedule 6.20 hereto sets forth a listing of all insurance maintained by Holdings and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

6.21 Holding Company. Holdings is a holding company and does not (a) have any material liabilities (other than (i) liabilities arising under this Agreement, any Class C Convertible Preferred Stock, the First Priority Notes Indenture and the Second Priority Notes Indenture and any Junior Financing, (ii) other liabilities which are permitted by this Agreement and are incurred in connection with the financing and operation of Holdings’ and its Subsidiaries’ businesses and (iii) taxes and other liabilities arising under applicable law) or (b) own any material assets or engage in any operations or business (other than (i) its direct or indirect ownership of its Subsidiaries and (ii) Investments permitted under Section 8.05.

6.22 Immaterial Subsidiaries. On the Effective Date, each of Endeavour Energy Luxembourg S.àr.l., Endeavour Energy New Ventures I, Ltd. and Endeavour Energy North Sea Limited is an Immaterial Subsidiary.

SECTION 7. Affirmative Covenants. Each of Holdings and the Payer hereby covenants and agrees that on and after the Effective Date and until the all Cash Collateral provided by the Payee has been released and all Fees and all other Obligations incurred hereunder have been paid in full (other than indemnities described in Section 11.01 which are not then due and payable):

7.01 Information Covenants. The Payer will furnish to the Payee:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting period in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. All of the foregoing financial statements shall be certified by an Authorized Officer of Holdings that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Holdings as of the dates indicated and the consolidated results of operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and certified by Ernst & Young LLP or another independent certified public accountants of recognized national standing reasonably acceptable to the Payee, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Reserve Report. Prior to or concurrently with any delivery of financial statements under clause (b) of this Section 7.01 and, solely as to each quarter ending on June 30, under clause (a) of this Section 7.01 (or more frequently at the Payer’s option) (1) a Reserve Report (which shall be (i) an annual Reserve Report (as described in the definition of such term) in the case of a Reserve Report delivered in connection with annual financial statements or (ii) a semi-annual Reserve Report (as so described) in the case of a Reserve Report delivered in connection with quarterly financial statements for the fiscal quarter ended June 30) setting forth, among other things, (x) the Oil and Gas Properties owned by Holdings and each of its Subsidiaries and covered by such Reserve Report, (y) the Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties and (z) a projection of the rate of production and cash flows of such Proved Reserves and Probable Reserves as of the date as of which the information set forth in such Reserve Report is provided, all in accordance with the guidelines published by the SEC (but utilizing the pricing parameters set forth in the definition of the term PV-10 Value (and, in the case of an annual Reserve Report, in addition to such pricing parameters those specified in such SEC guidelines) and utilizing such operating cost and other assumptions as proposed by the Payer and (2) a certificate of an Authorized Officer showing any additions to or deletions from the Oil and Gas Properties made by Holdings and each of its Subsidiaries and in Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties since the date of the most recently delivered previous Reserve Report.

(d) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(e) Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a compliance certificate from the chief financial officer of Holdings in the form of Exhibit C certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 8.01(w), 8.02(e), 8.02(n), 8.02(o), 8.04(i) and 8.04(m) at the end of such fiscal quarter or year, as the case may be, (ii) certify that there have been no changes to Schedule VI of the U.S. Security Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 7.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such change are required to be reported to the Collateral Agent pursuant to the terms of the U.S. Security Agreement) and whether Holdings and the other Endeavour Parties have otherwise taken all actions required to be taken by them pursuant to the U.S. Security Agreement in connection with any such changes and (iii) notify the Payee of the acquisition by it or any of the Subsidiaries of any Oil and Gas Property or Real Property (or any interest in any Oil and Gas Property or Real Property) having a value in excess of $5,000,000.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (A) the occurrence of any event which constitutes a Default or an Event of Default, (B) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Reimbursement Document or (C) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall (i) publicly file with the SEC or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Junior Financing, any Indebtedness arising under or related to the First Priority Notes Indenture or the Second Priority Notes Indenture or any other material Indebtedness, in each case pursuant to the terms of the documentation governing the same.

(h) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters, but only to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(A) any pending or threatened claim, proceeding, investigation or notice of violation issued under or pursuant to any Environmental Law against Holdings or any of its Subsidiaries or any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries;

(B) any condition or occurrence on or arising from any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to form the basis of an claim, proceeding, investigation, action or notice of violation against Holdings or any of its Subsidiaries or any such Real Property or facility under any Environmental Law;

(C) issuance under any Environmental Law of any liens or restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of any Real Property, facility or Oil and Gas Property owned, operated or leased by Holdings or any of its Subsidiaries; and

(D) the taking of any removal or remedial action as required by any Environmental Law or any Governmental Authority in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on any Real Property, facility or Oil and Gas Property owned, leased, used or operated by Holdings or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, proceeding, investigation, notice, condition, occurrence, incurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(i) Landlord and Storage Agreements. Promptly after execution thereof, copies of all future material agreements between a Endeavour Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

(j) Other Information. From time to time, such other information or documents (financial or otherwise, and including without limitation Project Documents and amendments thereto) with respect to Holdings or any of its Subsidiaries as the Payee may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (h) of this Section 7.01 may be satisfied with respect to financial information (or, in the case of such clause (h), other information) of Holdings and the Subsidiaries by filing Holdings’ Form l0-K or 10-Q, as applicable (or, in the case of such clause (h), such other applicable filing), with the SEC or by making such information available on Holdings’ or the Payer’s website, in each case to the extent the Payer has notified the Payee of such filing or that such information is available on such website; provided that to the extent such information is in lieu of information required to be provided under Section 7.01(b), Holdings separately delivers to the Payee a report and opinion of Ernst & Young or any other independent certified public accounting firm of nationally recognized standing acceptable to the Payee, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

The Payer hereby acknowledges that the Payee may have personnel who do not wish to receive material non-public information with respect to the Payer, Holdings or their respective Subsidiaries, or the respective securities of any of the foregoing (“MNPI”), and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Prior to the delivery of any information to the Payee pursuant to this Agreement, Holdings and the Payer will certify as to whether such information contains any MNPI.

7.02 Books, Records and Inspections; Annual Meetings. (a) Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Payee (i) to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary and (ii) to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Payee may reasonably request.

(b) At the request of the Payee, Holdings will within 120 days after the close of each fiscal year of Holdings, hold a meeting (which may be by conference call or teleconference), at a time and place selected by Holdings and reasonably acceptable to the Payee, with the Payee, to review the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries.

7.03 Maintenance of Property; Insurance.

(a) Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Payee, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property, including, without limitation, on Oil and Gas Properties (whether now owned or hereafter acquired) on an all risk basis. The provisions of this Section 7.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Holdings will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 7.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Payee shall have the right (but shall be under no obligation) to procure such insurance, and Holdings and the Payer jointly and severally agree to reimburse the Payee for all costs and expenses of procuring such insurance.

7.04 Existence; Franchises; Oil and Gas Properties. (a) Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents and pay all royalties when due; provided, however, that nothing in this Section 7.04 shall prevent (a) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 8.02 or (b) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a Business in any jurisdiction other than the United States or any State thereof or the United Kingdom if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Holdings will, and will cause each of its Subsidiaries to, (i) comply in all material respects with the terms and provisions of all oil and gas leases and licenses relating to the Oil and Gas Properties of Holdings and each of its Subsidiaries and all contracts and agreements relating thereto or to the production and sale of Hydrocarbons therefrom; provided that Holdings and its Subsidiaries shall have the right to abandon Oil and Gas Properties in the exercise of Holdings’ or such Subsidiaries’ reasonable judgment, in each case in compliance with the relevant Oil and Gas Contracts governing such Oil and Gas Properties, and (ii) with respect to any such Oil and Gas Properties or oil and gas gathering assets that are operated by operators other than Holdings or any of its Subsidiary, use all commercially reasonable efforts to enforce in a manner consistent with industry practice the operator’s contractual obligations to maintain, develop, and operate such Oil and Gas Properties and oil and gas gathering assets in accordance with the applicable operating agreements.

7.05 Compliance with Statutes, etc. (a) Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls other than such statutes, regulations, orders and restrictions that are expressly addressed in Section 7.06), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Holdings shall, and shall cause each of its Subsidiaries to, maintain and comply with the terms and conditions of any material Authorization required under any law or regulation (including Environmental Law) (i) to enable it to perform its obligations and/or exercise its rights under, or the validity or enforceability of, each Reimbursement Document and Project Document and (ii) to enable it to conduct the Oil and Gas Business in which has an interest except, in the case of preceding clause (ii) only, such failure to maintain or non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.06 Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or operation of Real Property, facilities and Oil and Gas Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses for which Holdings or its Subsidiaries are legally obligated that are incurred in connection with such compliance, and will keep or cause to be kept all such Real Property, facilities and Oil and Gas Properties free and clear of any Liens imposed pursuant to such Environmental Laws. Holdings and its Subsidiaries will generate, use, treat, store, Release and dispose of, and will cause the generation, use, treatment, storage, Release and disposal of Hazardous Materials on any Real Property, facilities or Oil and Gas Properties now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and transport or cause the transportation of Hazardous Materials to or from any such Real Property, facilities or Oil and Gas Properties in compliance with all applicable Environmental Laws, except for such Hazardous Materials generated, used, treated, stored, Released and disposed of at any such Real Properties, facilities or Oil and Gas Properties in connection with or arising out of the business or operations of Holdings or any of its Subsidiaries as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Upon (i) the receipt by the Payee of any notice from the Payer of the type described in Section 7.01(h), (ii) a reasonable determination that Holdings or any of its Subsidiaries are not in compliance with Section 7.06(a) or (iii) the exercise by the Payee of any of the remedies pursuant to the penultimate paragraph of Section 9, each of Holdings and the Payer will (in each case) collectively, or if either Holdings or the Payer so desire, individually, provide, upon the request of the Payee at the sole expense of Holdings and the Payer, as applicable, an environmental site assessment report concerning any Real Property or facilities owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to by the Payee, indicating, as the circumstances may dictate, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or facilities. If either Holdings or the Payer fails to provide the same within 30 days after such request was made, the Payee may order the same, the cost of which shall be borne by the non-responsive Endeavour Party; and each of Holdings and the Payer shall grant and hereby grants to the Payee and their respective agents access to such Real Property or facilities and specifically grant the Payee an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings and the Payer, all at the sole expense of each of Holdings and the Payer.

7.07 ERISA. (a) As soon as reasonably practicable and, in any event, within ten (10) days after Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to Payee a certificate of any Authorized Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant with respect thereto, and any notices received by Holdings, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: an ERISA Event (except to the extent that Holdings has previously delivered to the Payee a certificate and notices (if any) concerning such event pursuant to the next clause hereof); a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA becoming subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation Section 4043.61 applies with respect to such event); a failure of Holdings, any of its Subsidiaries, or an ERISA Affiliate to timely make any contribution required to be made with respect to a Plan or Non-U.S. Pension Plan; the existence of potential withdrawal liability under Section 4201 of ERISA if Holdings, any of its Subsidiaries and any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans if such withdrawal is reasonably expected to occur and such liability could reasonably be expected to result in a material liability; the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate; the adoption of any amendment to a Plan subject to Section 412 of the Code that results in a material increase in the contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate; a Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; with respect to group health plans (as defined in Section 607(1) of ERISA, or Section 4980B(g)(2) of the Code), a violation of the provisions of Part 6 of subtitle B of Title 1 of ERISA and Section 4980B of the Code that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; with respect to group health plans (as defined in 45 Code of Federal Regulations Section 160.103), a violation of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder that could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; or the incurrence of any material liability by Holdings or any of its Subsidiaries pursuant to any portion of an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA). Holdings will deliver to Payee (i) a copy of each funding waiver request filed with the Internal Revenue Service or any other Governmental Authority with respect to any Plan pursuant to Section 412(d) of the Code or Section 302(c) of ERISA and all communications received by Holdings, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service or any other Governmental Authority regarding such funding waiver request, (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA and (iii) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the U.S. Department of Labor. In addition to any certificates or notices delivered to the Payee pursuant to the first sentence of this Section 7.07(a), copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other Governmental Authority, and any material notices received by Holdings or any of its Subsidiaries or any ERISA Affiliate, with respect to any Plan or Non-U.S. Plan, shall be delivered to the Payee no later than ten (10) days after the date such annual reports have been filed or such records, documents and/or information have been furnished to the PBGC or other Governmental Authority or such notice has been received by Holdings, any of its Subsidiaries, or any ERISA Affiliate, as applicable.

(b) If, at any time after the date of this Agreement, Holdings or any of its Subsidiaries or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA (including, without limitation, a Multiemployer Plan) which is not set forth in Schedule 6.09(a) hereto as may be updated from time to time, then Holdings shall deliver to the Agent an updated Schedule 6.09(a) as soon as reasonably practicable and, in any event, within ten (10) days after Holdings, such Subsidiary or such ERISA Affiliate first maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule 6.09(a) shall supersede and replace the existing Schedule 6.09(a).

(c) Holdings and each of its applicable Subsidiaries shall ensure that all Non-U.S. Plans administered by it or to which it contributes obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

(d) Holdings and its Subsidiaries shall ensure that none of Holdings or any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 through 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.

7.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31; provided that nothing in this Section 7.08 shall prohibit any Subsidiary of Holdings from maintaining a tax year that does not end on December 31.

7.09 Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.10 Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 8.01(a); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

7.11 Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each other Endeavour Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets of Holdings and such other Endeavour Party (including, without limitation properties of Holdings and such other Endeavour Party acquired subsequent to the Effective Date) as are not covered by the original Security Documents (including, without limitation, with respect to any such property, pursuant to grants pursuant to the laws of Scotland) and as may be reasonably requested from time to time by the Payee or the Collateral Agent (collectively, the “Additional Security Documents”); provided that no Endeavour Party shall be required to take any action to grant or perfect a security interest on any Excluded Asset. All such security interests shall be granted pursuant to documentation satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and hypothecations and mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b) Holdings will, and will cause each of the other Endeavour Parties to, at the expense of Holdings and Payer, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord lien waivers, collateral access agreements, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Endeavour Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.11 has been complied with.

(c) Holdings will cause (i) each Subsidiary (other than any Immaterial Subsidiary or Unrestricted Subsidiary) that is established, created or acquired after the Effective Date and (ii) each Non-Guarantor Subsidiary (other than an Unrestricted Subsidiary) that ceases to be an Immaterial Subsidiary, in each case, to become a Guarantor and a party (in such capacity, a “Grantor”) to the U.S. Security Agreement, the English Security Documents and/or such other Security Documents as may be required by the Collateral Agent such that the Collateral Agent, for the benefit of the Secured Creditors, has a first priority security interest in all assets (other than Excluded Assets) of such Subsidiary or Non-Guarantor Subsidiary (as applicable). In addition, if, after the date hereof, any Restricted Subsidiary of Holdings that is not already a Guarantor and a Grantor guarantees any other Indebtedness of Holdings or any Guarantor in excess of the De Minimus Guaranteed Amount, then that Subsidiary shall become a Guarantor and a Grantor. Any such Subsidiary shall become a Guarantor and a Grantor pursuant to this clause (c) by executing joinders to the Subsidiaries Guaranty and the applicable Security Documents in form and substance satisfactory to the Collateral Agent whereby such Subsidiary shall guaranty the Obligations and grant a security interest to the Collateral Agent, for the benefit of the Secured Creditors, in the assets (other than Excluded Assets) of such Subsidiary and, in each case, delivering such documents to the Collateral Agent within 60 days of the date on which it was established, created or acquired or ceased to be an Immaterial Subsidiary, as applicable (or such later date as may be agreed by the Collateral Agent in its sole discretion), or within 15 days of the date on which it guaranteed such other Indebtedness (or such later date as may be agreed by the Payee in its sole discretion), as the case may be, together with any Officer’s Certificate and opinion which may be reasonably requested by the Payee. In connection with the execution of such Security Documents, such Subsidiary shall take or cause to be taken such other actions (including delivering properly completed Uniform Commercial Code financing statements) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent, for the benefit of the Secured Creditors, a first-priority perfected security interest in such assets and to have such assets added to the Collateral and thereupon all provisions of this Agreement and the Security Documents relating to the Collateral shall be deemed to relate to such assets to the same extent and with the same force and effect. The requirements set forth above in this clause (c) are collectively referred to herein as the “Additional Guarantor Requirement”.

(d) Each of Holdings and Payer agree that each action required by clauses (a) through (c) of this Section 7.11 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Payee or Collateral Agent or such later date as may be otherwise provided in such clauses; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.11.

7.12 Ownership of Subsidiaries; etc. Except pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, Holdings will, and will cause each of its Subsidiaries to, own, directly or indirectly, 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Non-U.S. Subsidiary of Holdings, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by applicable law).

7.13 Qualified Preferred Stock. Holdings will pay all Dividends on its Qualified Preferred Stock (other than Class C Convertible Preferred Stock) solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional units of such Qualified Preferred Stock as Dividends, Holdings may increase the liquidation preference of the units of the Qualified Preferred Stock in respect of which Dividends have accrued.

7.14 Maintenance of Company Separateness. Holdings will, and will cause each of its Subsidiaries to, satisfy customary Business formalities, including the holding of regular Board of Directors’ and members’ meetings or action by managers or members without a meeting and the maintenance of Business records. Neither Holdings nor any other Endeavour Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary, and no bank account of any Non-Guarantor Subsidiary shall be commingled with any bank account of Holdings or any other Endeavour Party. Any financial statements distributed to any creditors of any Non-Guarantor Subsidiary shall clearly establish or indicate the corporate separateness of such Non-Guarantor Subsidiary from Holdings and its other Subsidiaries. Finally, neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of Holdings, any other Endeavour Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of Holdings or any other Endeavour Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

7.15 Permitted Acquisitions. (a) Subject to the provisions of this Section 7.15 and the requirements contained in the definition of Permitted Acquisition, the Qualified Endeavour Parties may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Payee otherwise specifically agrees in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Payer shall have given to the Payee at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Payee), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) drafts of the definitive documentation for each such Permitted Acquisition shall have been delivered to the Payee at least five Business Days’ prior to the consummation thereof (with subsequent drafts to be delivered to the Payee as and when such drafts become available to the Payer); (iv) all representations and warranties contained herein and in the other Reimbursement Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) such Permitted Acquisition is permitted under, and is consummated in accordance with, Section 8.02(n), or (p); and (vi) the Payer shall have delivered to the Payee a certificate executed by an Authorized Officer of the Payer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (v).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the applicable Security Document.

(c) Payer will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 7.11 and 8.08, to the reasonable satisfaction of Payee.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of Holdings and the Payer that the certifications pursuant to this Section 7.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 6 and Section 9.

(e) Notwithstanding anything to the contrary set forth herein, the Endeavour Parties shall also be permitted to effect the MacCulloch Acquisition and the Nicol Acquisition.

7.16 Project Documents, etc. Each Endeavour Party shall (i) ensure that none of its rights under or in respect of any Project Document are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Effect, (ii) not agree to any waiver, amendment, termination or cancellation of any Project Document if the same would be reasonably likely to result in Material Adverse Effect, (iii) duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, that such performance is inconsistent with its obligation under the Reimbursement Documents or any such failure to perform as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), (iv) exercise its rights, under and in respect of the Project Documents consistently with its obligations under the Reimbursement Documents and (v) not enter into any Project Document which would be reasonably likely to result in a Material Adverse Effect.

7.17 Oil and Gas Properties. Each Endeavour Party shall (i) exercise such votes and other rights as it may have under the Project Documents with a view to ensuring (so far as able) that each Oil and Gas Property in which Holding or any of its Subsidiaries has an interest is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents, (ii) not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of Oil and Gas Properties in which Holdings or any of its Subsidiaries has an interest unless the Payee has granted its prior written consent, (iii) not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Endeavour Party or the Payee and (iv) maintain full and proper technical and financial records in relation to each Oil and Gas Property in which Holdings or any of its Subsidiaries has an interest and ensure (so far as it is able) that the Payee (and/or any person nominated by it) is afforded reasonable access to each Oil and Gas Property in which it has an interest and all such records during normal business hours on reasonable notice.

7.18 Post-Closing Obligations. On or prior to June 7, 2012, Holdings will deliver to the Payee an opinion from Woodburn and Wedge, special Nevada counsel to Holdings, addressed to the Payee, and on which the Collateral Agent may rely, in form and substance reasonably satisfactory to the Payee and the Collateral Agent.

SECTION 8. Negative Covenants. Each of Holdings and the Payer hereby covenants and agrees that on and after the Effective Date and until all Cash Collateral provided by Payee has been released and all Fees and all other Obligations (other than any indemnities descried in Section 11.01 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law or which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as operators’, vendors’, carriers’, warehousemen’s, materialmen’s, repairmen’s, suppliers’, workers’, construction and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) Liens in existence or which become effective on the Effective Date which are listed, and the property subject thereto described, in Schedule 8.01(c) hereto, plus renewals, replacements and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(d) Liens created by or pursuant to this Agreement and the Security Documents;

(e) (i) licenses, sublicenses, leases or subleases granted by Holdings or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which Holdings or any of its Subsidiaries is a party;

(f) Liens upon assets of Holdings or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any of its Subsidiaries;

(g) Liens placed upon equipment or machinery acquired after the Effective Date and used in the ordinary course of business of Holdings or any of its Subsidiaries and placed at the time of the acquisition thereof by Holdings or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 8.04(d) and (ii) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of Holdings or such Subsidiary;

(h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(i) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(j) Liens arising out of the existence of judgments or awards in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $7,500,000 at any time outstanding;

(k) statutory and common law landlords’ liens under leases to which Holdings or any of its Subsidiaries is a party;

(l) (i) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and (ii) Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (or letters of credit supporting such obligations) incurred in the ordinary course of business; provided that (A) such Liens extend only to (1) cash and Cash Equivalents securing amounts not in excess of $50,000,000 at any time or (2) other assets comprising Collateral on a second-lien basis relative to the Lien on such Collateral securing the Obligations of the Endeavour Parties pursuant to an intercreditor agreement having terms and conditions satisfactory to the Payee and the Collateral Agent securing amounts, when added to the aggregate principal amount of outstanding Permitted Junior Debt, that do not exceed $150,000,000 at any time;

(m) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(n) Liens (i) incurred in the ordinary course of business in connection with the purchase, processing or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(p) Liens on insurance proceeds securing the payment of financed insurance premiums;

(q) Liens arising in the ordinary course of business under rig deposits, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, Oil and Gas Contracts, overriding royalty agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements that are customary in the Oil and Gas Business; provided, that (i) the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by Holdings, the Payer or the applicable Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by Holdings, the Payer or such Subsidiary, as applicable, for two months’ billed operating expenses or other expenditures attributable to such Person’s interest in the property covered thereby, (ii) the obligations secured thereby do not constitute obligations in respect of borrowed money and (iii) any such Liens referred to in this clause (q) do not materially impair the use of the property affected by such Liens or the purposes for which such property is held by Holdings or such Subsidiary or materially impair the value of such property;

(r) Liens reserved in leases or licenses of Oil and Gas Properties and in Oil and Gas Contracts for royalties, bonus or rental payments and for compliance with the terms of such leases, provided, that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by Holdings, the Payer or the applicable Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by Holdings, the Payer or such Subsidiary, as applicable, for two months’ payments as due thereunder;

(s) Liens securing Permitted Junior Debt (subject to the limitations set forth in the definition of such term) provided that the Permitted Junior Debt Notes Representative in respect of such Permitted Junior Debt and the Collateral Agent shall have executed and delivered the Permitted Junior Debt Intercreditor Agreement;

(t) Liens on pipeline or pipeline facilities that arise under operation of law;

(u) Liens not securing any obligation arising from UCC financing statements (and similar filings) filed inadvertently or with malicious intent, which the Payer diligently seeks to remove and terminate (or causes to be removed or terminated) promptly upon, and in any event no later than 120 days following, its discovery of same;

(v) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Holdings in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (a) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(g), and (b) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries; and

(w) Liens arising from deposits of cash or Cash Equivalents not to exceed $10,000,000 at any time to secure obligations under Hedging Agreements permitted under Section 8.04(c).

In connection with the granting of Liens of the type described in clauses (c), (f), (g), (i), (l), (q), (r) and (v) of this Section 8.01 by Holdings or any of its Subsidiaries, Payee will, at the request (and at the expense) of the Payer, request the Collateral Agent to execute appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in each case in form and substance satisfactory to the Collateral Agent and solely with respect to the item or items of equipment or other assets subject to such Liens.

8.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease, assign or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (including Oil and Gas Properties) but excluding purchases or other acquisitions of Hydrocarbons and other inventory, materials and equipment in the ordinary course of business) of any Person, except that:

(a) Capital Expenditures shall be permitted;

(b) Holdings and its Subsidiaries may sell Hydrocarbons and other inventory in the ordinary course of business;

(c) Holdings and its Subsidiaries may liquidate or otherwise dispose of obsolete, uneconomic or worn-out property in the ordinary course of business;

(d) (i) Investments may be made to the extent permitted by Section 8.05, (ii) Liens may be granted to the extent permitted by Section 8.01 and (iii) Dividends may be made to the extent permitted by Section 8.03;

(e) Holdings and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of the Payer or of any other Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary (other than the Payer) are sold in accordance with this clause (e)), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm’s-length transaction and Holdings or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by Holdings or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale and (iv) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (e) shall not exceed $25,000,000 in any fiscal year of Holdings (for this purpose, using the Fair Market Value of property other than cash);

(f) [Reserved]

(g) Holdings and its Subsidiaries may dispose of Oil and Gas Properties and acquire Oil and Gas Properties in contemporaneous exchanges; provided that (i) such acquired Oil and Gas Properties have a comparable or higher value as reasonably determined by Holdings, (ii) the only consideration paid for such acquisition is the Oil and Gas Property disposed of in connection with such acquisition or other consideration independently permitted under any other clause of this Section 8.02 and (iii) if the Fair Market Value of the Oil and Gas Properties to be disposed exceeds $50,000,000, Holdings shall obtain a resolution of its Board of Directors approving such exchange and deliver such resolutions to the Payee;

(h) Holdings and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property other than Oil and Gas Properties, so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 8.04(d);

(i) Holdings and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(j) Holdings and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(k) Holdings and its Subsidiaries may convey, sell or otherwise transfer all or any part of its business, properties and assets to Holdings or any Subsidiary of Holdings, so long as (i) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken and (ii) any such business, property and assets conveyed, sold or otherwise transferred pursuant to this clause (k) by (A) an Endeavour Party are conveyed, sold or otherwise transferred to another Endeavour Party and (B) a Qualified Endeavour Party are conveyed, sold or otherwise transferred to another Qualified Endeavour Party;

(l) Holdings and its Subsidiaries may merge or consolidate with and into, or be dissolved or liquidated into, Holdings or any other Subsidiary of Holdings, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving a Endeavour Party, a Endeavour Party is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a Qualified Endeavour Party, a Qualified Endeavour Party is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (iii) in the case of any such merger, consolidation, dissolution or liquidation involving the Payer, the Payer is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iv) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of Holdings or such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(m) each of Holdings and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(n) Holding and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this clause (n) so long as the sum of the aggregate amount paid in respect of such Permitted Business Investments and the Aggregate Consideration paid in respect of Permitted Acquisitions, in each case made pursuant to this clause (n), does not exceed $50,000,000;

(o) [Reserved];

(p) Holdings and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this clause (p) with net proceeds from Asset Sales made in accordance with Section 8.02(e);

(q) Holdings and its Subsidiaries may enter into contractual joint venture arrangements with third parties pursuant to Oil and Gas Contracts; provided that such arrangements do not result in, or constitute the formation of, a Business in which Holdings or any of its Subsidiaries acquire Equity Interests not otherwise permitted by Section 8.05; and

(r) Holdings and its Subsidiaries may dispose of Hydrocarbon Interests in exchange for a commitment of the transferee to bear a disproportionate share of the costs attributable to the Oil and Gas Properties to which such Hydrocarbon Interests relate.

For the avoidance of doubt, Holdings’ and its Subsidiaries’ use of cash and Cash Equivalents to acquire assets in accordance with this Section 8.02 shall not constitute a conveyance, sale, lease or other disposition of property or assets that is subject to the restrictions set forth in this Section 8.02.

8.03 Dividends. Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(a) any Subsidiary of Holdings may authorize, declare and pay cash Dividends to Holdings or to any Wholly-Owned Subsidiary of Holdings;

(b) any Non-Wholly-Owned Subsidiary of Holdings may authorize, declare and pay cash Dividends to its shareholders, members or partners generally, so long as Holdings or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(c) any Subsidiary may authorize, declare and pay non-cash Dividends to Holdings or any other Subsidiary of Holdings so long as, after giving effect thereto, (i) any property or asset which is the subject of any Dividend made pursuant to this clause (c) (A) by any Endeavour Party is owned by another Endeavour Party and (B) by any Qualified Endeavour Party is owned by another Qualified Endeavour Party, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the property or assets which are the subject of such Dividend shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such Dividend) and all actions required to maintain said perfected status have been taken;

(d) Holdings may redeem, repurchase or otherwise acquire for value, outstanding shares of Holdings Common Stock (or options or warrants to purchases Holdings Common Stock) following the death, disability or termination of employment of officers, directors or employees of Holdings or any of its Subsidiaries or following the vesting of restricted stock options of Holdings’ employees in order to fund any Taxes due upon such vesting; provided that (i) the only consideration paid by Holdings in respect of such redemptions, purchases or other acquisitions shall be cash, (ii) at the time of any purchase or payment permitted to be made pursuant to this Section 8.03(d), no Default or Event of Default shall then exist or result therefrom and (iii) the amount of all such redemptions, repurchases or other acquisitions shall not exceed (A) $2,500,000 in any fiscal year of Holdings or (B) $5,000,000 in the aggregate;

(e) Holdings, may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional units of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional units of such Qualified Preferred Stock as Dividends, Holdings may increase the liquidation preference of the units of Qualified Preferred Stock in respect of which such Dividends have accrued; and

(f) Holdings may pay regularly scheduled cash Dividends on all outstanding shares of its Class C Convertible Preferred Stock.

8.04 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Reimbursement Documents;

(b) Existing Indebtedness outstanding on the Effective Date and listed on Schedule 6.19 hereto (as reduced by any repayments of principal thereof other than, in the case of the Existing Credit Agreement, repayments of principal of revolving loans thereunder without any corresponding reduction in commitments), plus extensions, renewals or refinancings thereof (“Refinancing Debt”); provided that (i) the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced (“Refinanced Debt”) does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, (ii) the weighted average life to maturity of such Refinancing Debt is greater than or equal to that of the related Refinanced Debt, (iii) the final stated maturity of such Refinancing Debt shall be no earlier than the maturity date applicable to the related Refinanced Debt, and (iv) no Refinancing Debt shall have greater security than the related Refinanced Debt;

(c) Indebtedness of Holdings or any of its Subsidiaries under Hedging Agreements so long as the entering into of such Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d) Indebtedness of Holdings or any of its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 8.01(g); provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this Section 8.04(d) exceed $5,000,000 at any time outstanding;

(e) Indebtedness constituting Intercompany Loans to the extent permitted by Section 8.05(h);

(f) Indebtedness consisting of guaranties by the Qualified Endeavour Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(g) Indebtedness of a Qualified Endeavour Party acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (ii);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(i) Indebtedness of Holdings or any of its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds, or obligations in respect of letters of credit posted in lieu of, or to secure, any such bonds, required in the ordinary course of business or in connection with the enforcement of rights or claims of Holdings or such Subsidiary or in connection with judgments that do not result in a Default or an Event of Default; provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds, customs bonds and letters of credit issued in lieu of any such bonds permitted by this clause (i) shall not at any time exceed $150,000,000; provided that all Indebtedness under this clause (i) shall be unsecured except as permitted under Section 8.01(l);

(j) Indebtedness of Holdings or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 8.04(f);

(k) Indebtedness consisting of the financing of insurance premiums;

(l) Permitted Junior Debt; and

(m) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of Holdings or any of its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

8.05 Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except:

(a) Holdings and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Holdings or such Subsidiary;

(b) Subject to the limitations set forth in Section 8.05(h) and (i), Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(c) Holdings and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 8.05(c) hereto; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 8.05;

(d) Holdings and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) Holdings and its Subsidiaries may make loans and advances to their officers, employees and consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(f) Holdings and its Subsidiaries may acquire and hold obligations of their officers, employees and consultants in connection with such officers’, employees’ and consultants’ acquisition of shares of Holdings Common Stock (so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with the acquisition of such obligations);

(g) Holdings and its Subsidiaries may enter into Hedging Agreements to the extent permitted by Section 8.04(c);

(h) Holdings or any of its Subsidiaries may make intercompany loans and advances to Holdings or any other Subsidiary of Holdings (“Intercompany Loans”); provided that (A) other than (x) loans and advances to any Subsidiary that is not an Endeavour Party (including any Immaterial Subsidiary that is not an Endeavour Party) in an aggregate outstanding amount that does not, when added to the aggregate amount of Investments outstanding pursuant to Section 8.05(i)(C)(x), exceed $1,000,000 at any time and (y) loans and advances to the Dutch Subsidiaries pursuant to Holdings’ tax planning and cash management policies consistent with past practice (so long as within one Business Day following receipt by any Dutch Subsidiary of the proceeds of such loans and advances, the same are contributed, loaned or advanced to a Qualified Endeavour Party to the extent that the aggregate amount of cash and Cash Equivalents held by all the Dutch Subsidiaries would otherwise exceed $2,500,000), any such Intercompany Loans made by a Endeavour Party shall be made to another Endeavour Party and any such Intercompany Loan made by a Qualified Endeavour Party shall be made to another Qualified Endeavour Party, (B) to the extent any such Intercompany Loan made by an Endeavour Party is evidenced by a note issued on or after the Effective Date, such note shall be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent pursuant to the applicable Security Documents, (C) each Intercompany Loan made to an Endeavour Party by any Subsidiary of Holdings that is not a Endeavour Party shall be subject to the subordination provisions reasonably acceptable to the Payee and (D) any Intercompany Loans made to any Endeavour Party or any Qualified Endeavour Party pursuant to this clause (h) shall cease to be permitted by this clause (h) if such Endeavour Party or such Qualified Endeavour Party ceases to constitute an Endeavour Party or a Qualified Endeavour Party, as the case may be;

(i) Holdings or any of its Subsidiaries may make capital contributions to, or acquire Equity Interests of, any other Subsidiary of Holdings; provided that (A) any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken, (B) to the extent such acquired Equity Interests are issued to an Endeavour Party the same are pledged to the Collateral Agent pursuant to the respective Security Documents, (C) other than (x) cash contributions to, or acquisitions of Equity Interests of, any Subsidiary that is not an Endeavour Party (including any Immaterial Subsidiary that is not an Endeavour Party) in an aggregate outstanding amount (calculated as of the date of such contributions or acquisitions, net any returns) that does not, when added to the aggregate amount of Intercompany Loans outstanding pursuant to Section 8.05(h)(A)(x), exceed $1,000,000 and (y) cash contributions to the Dutch Subsidiaries pursuant to Holdings’ tax planning and cash management policies consistent with past practice (so long as within one Business Day following receipt by any Dutch Subsidiary of the proceeds of such cash contributions, the same are contributed, loaned or advanced to a Qualified Endeavour Party to the extent that the aggregate amount of cash and Cash Equivalents held by all the Dutch Subsidiaries would otherwise exceed $2,500,000), any such cash contributions (or acquisitions of Equity Interests) made by an Endeavour Party shall be made to (or shall be Equity Interests of) another Endeavour Party and any such cash contributions (or acquisitions of Equity Interests) made by a Qualified Endeavour Party shall be made to (or shall be Equity Interests of) another Qualified Endeavour Party, and (D) any Investment made in or to any Endeavour Party or any Qualified Endeavour Party pursuant to this clause (i) shall cease to be permitted hereunder if such Endeavour Party ceases to constitute a Endeavour Party or such Qualified Endeavour Party ceases to constitute a Qualified Endeavour Party, as the case may be;

(j) Holdings and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 8.05);

(k) Contingent Obligations permitted by Section 8.04, to the extent constituting Investments, shall be permitted;

(l) Holdings or any of its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 8.02(e) and 8.02(f); and

(m) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 7.15.

8.06 Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a) Dividends may be paid to the extent provided in Section 8.03;

(b) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 8.02, 8.04 and 8.05;

(c) customary fees, indemnities and reimbursements may be paid to non-officer directors or managers of Holdings and its Subsidiaries;

(d) Holding may issue Holdings Common Stock and Qualified Preferred Stock (and options, warrants and rights with respect thereto);

(e) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock compensation plans, indemnification provisions and other similar compensatory arrangements with officers, employees, managers and directors of Holdings and its Subsidiaries in the ordinary course of business; and

(f) Subsidiaries of Holdings may pay management fees, licensing fees and similar fees to Holdings or to any Qualified Endeavour Party.

8.07 Limitations on Prepayments of Junior Financing; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Holdings will not, and will not permit any of its Subsidiaries to:

(a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Junior Financing; provided that (i) the 2016 Convertible Senior Notes and the 2014 Senior Subordinated Notes may be prepaid, redeemed or acquired (A) in accordance with Section 8.04(b) or (B) with Net Cash Proceeds of Permitted Junior Debt or issuances of common Equity Interests or Qualified Preferred Stock and (ii) Permitted Junior Debt may, subject to the provisions of the definition thereof, be prepaid, redeemed or acquired with Net Cash Proceeds from subsequent issuances of Permitted Junior Debt, common Equity Interests or Qualified Preferred Stock;

(b) amend or modify, or permit the amendment or modification of, any provision of any Junior Financing (or any documentation evidencing same) in any manner that is adverse to the interests of the Payee in any material respect without the prior written consent of the Payee;

(c) designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” or similar term except for the Obligations or the Obligations (as defined in the Existing Credit Agreement);

(d) amend, modify or change its certificate or articles of organization (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Qualified Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (d) could not reasonably be expected to be adverse to the interests of the Payee in any material respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Reimbursement Document; or

(e) amend, modify or change any provision of (i) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Payee in any material respect (although no amendment, modification or change may be made to any monetary term thereof) or (ii) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement unless such amendment, modification, change or entering into any such new tax sharing agreement could not reasonably be expected to be adverse to the interests of the Payee in any material respect (although no amendment, modification or change may be made to any monetary term thereof).

8.08 Limitation on Certain Restrictions on Subsidiaries. Holdings will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing on the Effective Date and set forth on Schedule 8.08 and such other encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Reimbursement Documents and the agreements permitted by Section 8.04(b) (provided that the encumbrances and restrictions contained in any such agreements entered into pursuant to any extension, renewal or refinancing contemplated by such Section 8.04(b) shall be no more onerous on Holdings or its Subsidiaries than those contained in the respective agreements subject to such extension, renewal or refinancing), (iii) any agreement evidencing any Permitted Junior Debt; provided that such encumbrances and restrictions in agreements evidencing Permitted Junior Debt are on customary and market terms for similar financings and in any event are no more onerous to Holdings and its Subsidiaries than those encumbrances and restrictions contained in this Agreement and the other Reimbursement Documents, but only if such negative pledge or restriction expressly permits Liens for the benefit of the Collateral Agent and Payee as security for the Obligations under the Reimbursement Documents on a senior basis, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee), Oil and Gas Contracts or other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.01(c), (f), (g), (p) and (w), (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (ix) any agreement in effect at the time a Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

8.09 Limitation on Issuance of Equity Interests. (a) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity Interests other than issuance by Holdings of Qualified Preferred Stock pursuant to clause (c) below or (ii) any redeemable common stock or other redeemable common Equity Interests other than redeemable common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of Holdings or such Subsidiary, as the case may be.

(b) Holdings will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Non-U.S. Subsidiaries of Holdings, to qualifying directors to the extent required by applicable law and for other nominal share issuances to Persons other than Holdings and its Subsidiaries to the extent required under applicable law and (iv) for issuances by Subsidiaries of Holdings which are newly created or acquired in accordance with the terms of this Agreement.

(c) Holdings may from time to time (i) issue Qualified Preferred Stock, so long as (x) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, and (y) with respect to each issuance of Qualified Preferred Stock, the gross cash proceeds therefrom (or in the case of Qualified Preferred Stock directly issued by Holdings as consideration for Permitted Acquisitions, the Fair Market Value of the assets received therefor) shall be at least equal to 100% of the liquidation preference thereof at the time of issuance and (ii) issue additional units of Qualified Preferred Stock to pay in kind regularly scheduled Dividends on Qualified Preferred Stock theretofore issued in compliance with this Section 8.09(c).

8.10 Business. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the Oil and Gas Business.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not (i) have any material liabilities other than (A) liabilities arising under the Reimbursement Documents, any Class C Convertible Preferred Stock and any Junior Financing, (B) other liabilities which are permitted by this Agreement and are incurred in connection with the financing and operation of Holdings’ and its Subsidiaries’ businesses, and (C) taxes and other liabilities arising under any applicable law or (ii) own any material assets or engage in any operations or business (other than (A) its direct or indirect ownership of its Subsidiaries and (B) investments permitted under Section 8.05).

8.11 Limitation on Creation of Subsidiaries. (a) Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary (other than Non-Wholly-Owned Subsidiaries permitted to be acquired in accordance with the requirements of Section 8.11(b); provided that Holdings and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 10 days’ prior written notice thereof is given to Payee (or such shorter period of time as is acceptable to Payee in any given case), (ii) the capital stock or other Equity Interests of such new Wholly-Owned Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the applicable Security Documents and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent and (iii) each such new Wholly-Owned Subsidiary becomes a party to the applicable Security Documents and, to the extent requested by Payee, takes all actions required pursuant to Section 7.11. In addition, each new Wholly-Owned Subsidiary that is required to execute any Reimbursement Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Wholly-Owned Subsidiary would have had to deliver if such new Subsidiary were a Endeavour Party on the Effective Date.

(b) In addition to Subsidiaries of Holdings created pursuant to preceding clause (a), Holdings and its Wholly-Owned Subsidiaries may acquire Non Wholly-Owned Subsidiaries after the Effective Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof); provided that (i) all of the capital stock or other Equity Interests of each such Non-Wholly-Owned Subsidiary shall be pledged by any Endeavour Party which owns same as, and to the extent, required by the applicable Security Documents, and (ii) each such Non-Wholly-Owned Subsidiary shall take the actions specified in Section 8.11(a) to the same extent that such Non-Wholly Owned Subsidiary would have been required to take if it were a Wholly-Owned Subsidiary of Holdings.

8.12 Limitation on Commodity Hedging. Holdings will not and will not permit any of its Subsidiaries to enter into any Commodity Hedge Agreement if, after giving effect thereto the total volume of Hydrocarbons to be hedged under Commodity Hedging Agreements would exceed, at the time of entering into any Commodity Hedge Agreement, 90% of the projected 2P production from the Oil and Gas Properties of Holdings and each of its Subsidiaries for the period during which such Commodity Hedging Agreement is in effect.

8.13 Elections. Without the prior written consent of the Payee, Holdings will not, and will not permit any of its Subsidiaries to, make any election for U.S. federal income tax purposes that causes the Indebtedness of the Payer to be treated as the Indebtedness of a “U.S. person” (as such term is defined under Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

8.14 LC Documents. Without the prior written consent of the Payee, Holdings will not, and will not permit Payer to amend, restate, supplement or otherwise modify, or extend the term of, any of the LC Issuance Documents, or in any way extend the term of any Letter of Credit.

SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

9.01 Payments. The Payer shall (a) default in the payment when due of any Reimbursement Obligations, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any Fees or any interest payable hereunder, or any other amounts owing hereunder; or

9.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Endeavour Party herein or in any other Reimbursement Document or in any certificate delivered to the Payee pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03 Covenants. Holdings or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(a), 7.01(b), 7.01(g)(i) and (ii), 7.03 (other than clause (a)(i) thereof), 7.04 (with respect to the Payer only), 7.11, 7.12, 7.15 or Section 8 or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 9.01 and 9.02) and such default shall continue unremedied for a period of 30 days following the earlier of (i) Holdings’ or the Payer’s actual knowledge of such default and (ii) written notice from the Payee specifying such default is given to the defaulting party; or

9.04 Default Under Other Agreements. (a) Holdings or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that, it shall not be a Default or an Event of Default under this Section 9.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least $7,500,000; or

9.05 Bankruptcy, etc. Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) any such proceeding (including any Luxembourg Insolvency Event) which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Business action is taken by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

9.06 ERISA. (a) An ERISA Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in Subsection .62, .63, .64, .65, .66, .67 or         .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation 4043.61 applies with respect to such event); any Plan shall have an Unfunded Current Liability; there is or arises any potential withdrawal liability under Section 4201 of ERISA, if Holdings, any of its Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; a contribution required to be made by Holdings, any of its Subsidiaries or any ERISA Affiliate with respect to a Plan or Non-U.S. Plan has not been timely made, Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or Holdings or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to any portion of any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any of the events set forth in (a) above the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability described in (a) or (b) above, either individually or in the aggregate, in the opinion of the Payee has had, or could reasonably be expected to have, a Material Adverse Effect; or

9.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than any immaterial portion thereof), in favor of the Collateral Agent, subject to no other Liens (except Permitted Liens), or any Endeavour Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

9.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm Holdings’ obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

9.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has accepted liability therefor in writing) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $7,500,000; or

9.10 Nationalization. All or any part of the interest of Holdings or any of its Subsidiaries in any Oil and Gas Property (or any Hydrocarbons or revenues or other monies arising in respect of it) is (a) nationalized, expropriated, compulsorily acquired or seized by any Governmental Authority, or (b) any such Governmental Authority takes, or officially announces it will take, any step with a view to any of the foregoing and in either case such action is reasonably likely to result in a Material Adverse Effect; or

9.11 Project Documents. (a) All or any part of any Project Document is not, or ceases to be, a legal, valid and binding obligations of any Person party thereto in any circumstance which is reasonably likely to have a Material Adverse Effect, (b) any party to any Project Document defaults under such Project Document in the circumstances which are reasonably likely to result in a Material Adverse Effect or (c) all or any part of any Project Document is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Effect;

9.12 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Payee and/or the Collateral Agent may take any or all of the following actions, without prejudice to the rights of the Payee to enforce its claims against any Endeavour Party (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Payer, the result which would occur upon the giving of written notice by the Payee as specified below, shall occur automatically without the giving of any such notice): (1) declare any Fees owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Endeavour Party and (2) require the Payer to provide cash collateral to the Collateral Agent to secure Payer’s obligations under this Agreement and the other Reimbursement Documents in Dollars in an amount equal to 105% of the Dollar equivalent (determined by reference to the Fixed Exchange Rate) of the amount of the Payee Cash Collateral (the “Default Cash Collateral Deposit”).

After the occurrence and continuance of an Event of Default, any amounts received on account of the Obligations shall be applied by the Payee in the following order (to the fullest extent permitted by mandatory provisions of applicable law):

First, to payment of that portion of the Obligations constituting fees (including the Fees without accounting for any accrued interest thereon), indemnities, expenses and other amounts (other than Reimbursement Obligations, but including legal, consultant fees and other out-of-pocket expenses payable under Section 11.01) payable to the Payee;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Obligations owing to Payee;

Third, to payment of that portion of the Obligations constituting Reimbursement Obligations owing to Payee;

Fourth, to the payment of all other Obligations that are due and payable to the Payee on such date; and

Fifth, to the Default Cash Collateral Deposit; and

Last, the balance, if any, after the earlier of an Event of Default, the LC Release Date or release of all Payee Cash Collateral, after all of the Obligations have been paid in full, to the Payer or other Endeavour Party as otherwise required by applicable law.

SECTION 10. The Collateral Agent.

10.01 Appointment. The Payee hereby irrevocably designates and appoints Cyan Partners, LP, as Collateral Agent to act as specified herein and in the other Reimbursement Documents. The Payee hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the other Reimbursement Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates.

10.02 Nature of Duties. The Collateral Agent in its capacity as such shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Reimbursement Documents. Neither the Collateral Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Reimbursement Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have by reason of this Agreement or any other Reimbursement Document a fiduciary relationship in respect of the Payee; and nothing in this Agreement or in any other Reimbursement Document, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of this Agreement or any other Reimbursement Document except as expressly set forth herein or therein.

10.03 Lack of Reliance on the Collateral Agent. The Payee (i) confirms that it has received a copy of this Agreement and the other Reimbursement Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to become a Payee under this Agreement, (ii) agrees that it has made and will, independently and without reliance upon the Collateral Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Reimbursement Documents and, except as expressly provided in this Agreement, the Collateral Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide the Payee with any credit or other information with respect thereto, whether coming into its possession before the entry into the Cash Collateral Pledge to which it is a party and the pledge of Cash Collateral pursuant thereto or at any time or times thereafter, (iii) acknowledges and agrees that no fiduciary or advisory relationship between the Collateral Agent and it is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, (iv) acknowledges and agrees that the Collateral Agent, on the one hand, and it on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, and it does not rely on, any fiduciary duty on the Collateral Agent’s part, (v) acknowledges and agrees that it is capable of evaluating and understanding, and it understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (vi) acknowledges and agrees that the Collateral Agent or any of its Affiliates may have received fees or other compensation from Endeavour International Corporation or any of its Affiliates in connection with this Agreement which may or may not be publicly disclosed and such fees or compensation do not affect its independent credit decision to enter into the transactions contemplated by this Agreement, (vii) acknowledges and agrees that notwithstanding that no fiduciary or similar relationship exists between the Collateral Agent and it, it hereby waives, to the fullest extent permitted by law, any claims it may have against the Collateral Agent or its Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Collateral Agent and its Affiliates shall have no liability (whether direct or indirect) to it in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of it, including any its stockholders, employees or creditors, and (viii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it. The Collateral Agent shall not be responsible to the Payee for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Reimbursement Document or the financial condition of the Payer or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Reimbursement Document, or the financial condition of the Payer or the existence or possible existence of any Default or Event of Default.

10.04 Certain Rights of the Collateral Agent. If the Collateral Agent shall request instructions from the Payee with respect to any act or action (including failure to act) in connection with this Agreement or any other Reimbursement Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Payee; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, the Payee shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Reimbursement Document in accordance with the instructions of the Payee.

10.05 Reliance. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Collateral Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Reimbursement Document and its duties hereunder and thereunder, upon advice of counsel selected by the Collateral Agent.

10.06 Indemnification. To the extent the Collateral Agent (or any affiliate, officer, director, employee, representative, agent, sub-agent or advisor thereof (each, a “Related Party”)) is not reimbursed and indemnified by the Payer, the Payee will reimburse and indemnify the Collateral Agent (and any such Related Party) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Collateral Agent (or any such Related Party) in performing its duties hereunder or under any other Reimbursement Document or in any way relating to or arising out of this Agreement or any other Reimbursement Document; provided that the Payee shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.07 Collateral Agent in its Individual Capacity. The Collateral Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to the Payer (or any Person engaged in a similar business with the Payer) as if they were not performing the duties specified herein, and may accept fees and other consideration from any the Payer for services in connection with this Agreement and otherwise without having to account for the same to the Payee.

10.08 Resignation by the Collateral Agent. (a) The Collateral Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Reimbursement Documents at any time by giving 15 Business Days’ prior written notice to the Payee and, unless a Default or an Event of Default then exists, the Payer. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clause (b) below or as otherwise provided below.

(b) Except in the case of clause (e) below, upon any such notice of resignation by the Collateral Agent, the Payee shall appoint a successor Collateral Agent hereunder or thereunder who shall be a commercial bank or trust company.

(c) If no successor Collateral Agent has been appointed pursuant to clause (b) above by the 15th Business Day after the date such notice of resignation was given by the Collateral Agent, the Collateral Agent’s resignation shall become effective and the Payee shall thereafter perform all the duties of the Collateral Agent hereunder and/or under any other Reimbursement Document until such time, if any, as the Payee appoints a successor Collateral Agent as provided above.

(d) Upon a resignation of the Collateral Agent pursuant to this Section 10.08, the Collateral Agent shall remain indemnified to the extent provided in this Agreement and the other Reimbursement Documents and the provisions of this Section 10 (and the analogous provisions of the other Reimbursement Documents) shall continue in effect for the benefit of the Collateral Agent for all of its actions and inactions while serving as the Collateral Agent.

(e) Cyan Partners, LP may by giving (5) five days’ written notice to the Payer designate any Person (x) employing, or otherwise affiliated with, any one or more Persons who were, as of the date hereof, principals of Cyan Partners, LP or (y) that is an Affiliate of Cyan Partners, LP, to act as Collateral Agent hereunder, in which case Cyan Partners, LP shall be deemed to have resigned as Collateral Agent pursuant to preceding clause (a) and such designee shall be deemed to have been appointed as a successor Collateral Agent pursuant to preceding clause (b).

10.09 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Reimbursement Document by or through any one or more sub-agents appointed by the Collateral Agent (including, without limitation, Citigroup or any of its Affiliates). The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.10 Collateral Matters.

(a) The Payee authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Payee and the other Secured Creditors. The Collateral Agent is hereby authorized on behalf of the Payee, without the necessity of any notice to or further consent from the Payee, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents (and hereby ratifies each Security Document in effect on the Effective Date) which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Payee hereby authorizes the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon the occurrence of the LC Release Date and payment and satisfaction of all of the obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement and the other Reimbursement Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.02, (iii) if approved, authorized or ratified in writing by the Payee or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Collateral Agent at any time, the Payee will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Payee or to any other Person to assure that the Collateral exists or is owned by any Endeavour Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to Payee, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.11 Delivery of Information. The Collateral Agent shall not be required to deliver to the Payee originals or copies of any documents, instruments, notices, communications or other information received by the Collateral Agent from the Payer, Holdings or any Subsidiary thereof, the Payee or any other Person under or in connection with this Agreement or any other Reimbursement Document except (a) as specifically provided in this Agreement or any other Reimbursement Document and (b) as specifically requested from time to time in writing by the Payee with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Collateral Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 11. Miscellaneous.

11.01 Payment of Expenses, etc. (a) The Payer hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Payee (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Lender’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and any other Reimbursement Document and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, in connection with the enforcement of this Agreement and the other Reimbursement Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Payee and the Lenders); (ii) pay and hold the Payee harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Payee harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Payee) to pay such taxes; (iii) pay and hold the Payee harmless from and against all expenses, claims and liabilities incurred by the Payee in connection with its financing arrangements, but excluding principal and interest obligations related thereto (it being understood and agreed that gross-up obligations in respect of withholding taxes are not interest obligations for purposes of this exclusion) and (iv) indemnify the Payee, and its respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (x) any investigation, litigation or other proceeding (whether or not the Payee is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Endeavour Party) related to the entering into and/or performance of this Agreement or any other Reimbursement Document or the consummation of the Transaction or any other transactions contemplated herein or in any other Reimbursement Document or the exercise of any of their rights or remedies provided herein, or (y) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased, used by or operated by Holdings or any of its Subsidiaries or any of their respective predecessors (but with respect to formerly owned, leased, used or operated Real Properties, only to the extent arising from the acts or omissions of Holdings or any of its Subsidiaries), the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries or any of their respective predecessors at any location, whether or not owned, leased, used by or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any claim under any Environmental Law asserted against Holdings, any of its Subsidiaries or any of their respective predecessors or any Real Property at any time owned, leased, used by or operated by such entity, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Payee set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Holdings shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, each of Holdings and the Payer shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Reimbursement Document, any other agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Reimbursement Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.02 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: (a) if to the Payer, to Endeavour Energy UK Limited, 21-31 Woodfield Road, London, W9 2BA, England, Attention: J. Michael Kirksey, Facsimile: 44 20 7451 2351, with a copy to Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: J. Michael Kirksey, Facsimile: (713) 307-8794, (b) if to any Endeavour Party (other than the Payer), c/o Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: J. Michael Kirksey, Facsimile: (713) 307-8794, (c) if to the Payee, to New Pearl S.a. r.l., 40, avenue Monterey, L-2163 Luxembourg, Luxembourg, Attention Peter van Opstal, telephone +352 621491264, electronic mail (Peter.van.Opstal@orangefield.com) or (d) at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Payee, and the Payer shall not be effective until received by the Payee or the Payer, as the case may be.

11.03 Benefit of the Agreement; Assignments; Participations. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Holdings nor the Payer may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Payee and the Collateral Agent.

11.04 No Waiver; Remedies Cumulative. No failure or delay on the part of the Payee in exercising any right, power or privilege hereunder and no course of dealing between the Payer or any other Endeavour Party and the Payee shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Payee would otherwise have. No notice to or demand on any Endeavour Party in any case shall entitle any Endeavour Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Payee to any other or further action in any circumstances without notice or demand.

11.05 Calculations; Computations. (a) All accounting determinations under this Agreement and all financial statements to be furnished to the Payee pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Payee).

(b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

(c) For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Sections 7 and/or 8 or with Dollar-based basket levels appearing in any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

11.06 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT (EXCEPT THAT, IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY ENDEAVOUR PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF HOLDINGS AND THE PAYER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND THE PAYER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE PAYER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE PAYER. EACH OF HOLDINGS AND THE PAYER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE PAYER AT ITS ADDRESS SET FORTH IN SECTION 11.02 AND, IN THE CASE OF SERVICE OF PROCESS TO THE PAYER, AS PROVIDED IN SECTION 11.18, IN EACH CASE SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE PAYER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PAYEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE PAYER IN ANY OTHER JURISDICTION.

(b) EACH OF HOLDINGS AND THE PAYER HEREBY IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Payer and the Payee. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

11.08 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.09 Amendment or Waiver; etc. Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Endeavour Parties party hereto or thereto and the Payee and the Collateral Agent.

11.10 Survival. All indemnities set forth herein including, without limitation, in Sections 4.02 and 11.01 shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Obligations.

11.11 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 11.11, Payee agrees that it will not disclose without the prior consent of the Payer (other than to its employees, auditors, advisors or counsel or to another Payee if such Payee or such Payee’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.11 to the same extent as such Payee) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Reimbursement Document, provided that any Payee may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 11.11(a) by the respective Payee, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Payee or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to Payee or to comply with a request by a Governmental Authority, (v) to the Lenders, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.11, (vii) in connection with the enforcement of remedies pursuant to this Agreement and the other Reimbursement Documents, (viii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Reimbursement Obligations or any interest therein by Payee; provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 11.11, (ix) to (A) any bank or financial institution and (B) S&P, Moody’s, Fitch Ratings and/or other ratings agencies, as Payee deems necessary or appropriate in connection with Payee’s obtaining financing; provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such information and (x) to its investors or potential investors as Payee reasonably deems necessary or appropriate; provided, however, that such investors or potential investors shall be informed of the confidentiality of such information.

(b) Each of Holdings and the Payer hereby acknowledges and agrees that Payee may share with any of its Affiliates, and such Affiliates may share with Payee, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.11 to the same extent as Payee.

(c) Notwithstanding anything to the contrary contained in this Section, each of Holdings and the Payer hereby agrees that the Payee the Collateral Agent and their respective Affiliates may publicize their respective services in connection with this Agreement and the other Reimbursement Documents and the transactions contemplated herein, including, without limitation, through granting interviews with and providing information to the financial press and other media and by publicizing such services on its web-site or other electronic medium; provided, however, that none of the Payee, the Collateral Agent nor any of their respective Affiliates may publicize as contemplated above in this clause (c) until the earlier to occur of (i) the 5th day following the Effective Date and (ii) such date as when Holdings shall have publicly announced the consummation of the Transaction. In addition, each of Holdings and the Payer hereby authorizes the Collateral Agent to place a customary “tombstone” advertisement regarding this Agreement and the transactions contemplated herein related hereto in publications of its choice at the Payer’s expense.

11.12 Process Agent. (a) Each Endeavour Party hereby irrevocably and unconditionally appoints CT Corporation with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Endeavour Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Endeavour Party in the State of New York. Such service may be made by mailing or delivering a copy of such process to any Endeavour Party in care of the Process Agent at the address specified above for the Process Agent, and such Endeavour Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the applicable Endeavour Party, or failure of the applicable Endeavour Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Endeavour Party, or of any judgment based thereon. Each Endeavour Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Endeavour Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

(b) Each Endeavour Party that is not incorporated in England and Wales and that has executed, or will on the Effective Date execute, any Reimbursement Document governed by the law of England and Wales irrevocably and unconditionally appoints the Payer, with an office on the date hereof at 114 St. Martin’s Lane, London WC2N 4BE, England, and its successors hereunder (the “UK Process Agent”), as its agent to receive on behalf of such Endeavour Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Endeavour Party in England and Wales. Such service may be made by mailing or delivering a copy of such process to any Endeavour Party in care of the U.K. Process Agent at the address specified above for the U.K. Process Agent, and such Endeavour Party irrevocably authorizes and directs the UK Process Agent to accept such service on its behalf. Failure by the UK Process Agent to give notice to such Endeavour Party, or failure of such Endeavour Party, to receive notice of such service of process shall not impair or affect the validity of such service on the UK Process Agent or any such Endeavour Party, or of any judgment based thereon. Each such Endeavour Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the U.K. Process Agent above in full force and effect, and to cause the U.K. Process Agent to act as such. Each such Endeavour Party hereto further covenants and agrees to maintain at all times an agent with offices in England to act as its UK Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

11.13 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Reimbursement Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Payee could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Endeavour Parties in respect of any such sum due from it to the Payee hereunder or under the other Reimbursement Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Payee of any sum adjudged to be so due in the Judgment Currency, the Payee may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Payee from the Endeavour Parties in the Agreement Currency, the Endeavour Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Payee or the Person to whom such obligation was owing against such loss.

11.14 Maximum Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, the interest paid or agreed to be paid under this Agreement shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Payee shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, or, if it exceeds such unpaid principal, refunded to the Payer. In determining whether the interest contracted for, charged, or received by the Payee exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 12. Holdings Guaranty.

12.01 Guaranty. In order to induce the Payee to enter into this Agreement, Holdings hereby agrees with the Guaranteed Parties as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Payer to the Guaranteed Parties. If any or all of the Guaranteed Obligations of the Payer to the Guaranteed Parties becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Payee and/or the other Guaranteed Parties, or order, on demand, together with any and all expenses which may be incurred by the Payee and the other Guaranteed Parties in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Payer), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Payer, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Parties whether or not due or payable by the Payer upon the occurrence of any of the events specified in Section 9.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Parties, or order, on demand, in lawful money of the United States.

12.03 Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Payer or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Payer, or (e) any payment made to any Guaranteed Party on the Guaranteed Obligations which any such Guaranteed Party repays to the Payer pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Parties as contemplated in Section 12.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

12.04 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Payer, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Payer and whether or not any other guarantor, any other party or the Payer be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Payer or other circumstance which operates to toll any statute of limitations as to the Payer shall operate to toll the statute of limitations as to Holdings.

12.05 Authorization. Holdings authorizes the Guaranteed Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Payer, any other Endeavour Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Payer, other Endeavour Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Payer to its creditors other than the Guaranteed Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Payer to the Guaranteed Parties regardless of what liability or liabilities of the Payer remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

12.06 Reliance. It is not necessary for any Guaranteed Party to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07 Subordination. Any indebtedness of Payer now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if Payee so requests at a time when an Event of Default exists, all such indebtedness of Payer to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to Payee on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of Payer to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

12.08 Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Party to (i) proceed against the Payer, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Payer, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Party’s power whatsoever. Holdings waives any defense based on or arising out of any defense of the Payer, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Payer, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Payer other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Parties may, at their election, foreclose on any security held by the Payee or any other Guaranteed Party by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Parties may have against the Payer or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Parties, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Payer or any other party or any security.

(b) Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, notices making any claim or demand in Holdings, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, and promptness in commencing suit against any party. Holdings assumes all responsibility for being and keeping itself informed of the Payer’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Payee nor any of the other Guaranteed Parties shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

(c) Holdings waives any defense (i) based on any lack of authority of the officers, directors, partners, or agents purporting to act on behalf any of its Subsidiaries or any principal of any of its Subsidiaries or any defect in the formation of any of its Subsidiaries or any principal thereof, (ii) based on the application by the Payer of the proceeds of the Reimbursement Obligations for purposes other than the purposes represented by the Payer to the Payee, (iii) based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, (iv) based on a Payee’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111 subdivision (b)(2) of the Bankruptcy Code or any successor statute and (v) any borrowing or any grant of security interest under Section 364 of the Bankruptcy Code.

12.09 Payments. All payments made by Holdings pursuant to this Section 11 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.01 and 4.02.

12.10 Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Parties that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ENDEAVOUR INTERNATIONAL CORPORATION

By: /s/ J. Michael Kirksey
Name: J. Michael Kirksey
Title: Chief Financial Officer

ENDEAVOUR ENERGY UK LIMITED

By: /s/ J. Michael Kirksey
Name: J. Michael Kirksey
Title: Authorized Signatory

NEW PEARL S.à R.L.,
As Payee

By:/s/ Peter van Opstel
Name: Peter van Opstel
Title: Attorney

CYAN PARTNERS, LP,
as Collateral Agent

By: /s/ Jonathan Tunis
Name: Jonathan Tunis
Title: Managing Director